UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Tyson Foods, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 2, 2007

To Tyson Foods, Inc. Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (“Company”), will be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 2, 2007 at 10:00 a.m., Central time, for the following purposes:

1.	To elect ten members to the Board of Directors;

2.	To approve an amendment to the Tyson Foods, Inc. 2000 Stock Incentive Plan, which would increase the number of shares of Class A Common Stock authorized for issuance thereunder by 20,000,000 shares to a total of 60,660,000;

3.	To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending September 29, 2007;

4.	To consider and act upon a shareholder proposal; and

5.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 11, 2006 will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an Admission Ticket is required and can be be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-2973. The Annual Meeting will also be webcast live at 10:00 a.m., Central time, Friday, February 2, 2007 at http://ir.tyson.com.

To make it easier for you to vote, internet and telephone voting are available. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended September 30, 2006 is being mailed to shareholders together with this Notice and Proxy Statement.

By Order of the Board of Directors

R. Read Hudson

Secretary

Springdale, Arkansas

December 26, 2006

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

February 2, 2007

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors (“Board”) of Tyson Foods, Inc., a Delaware corporation (“Company”). It is for use only at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 2, 2007 at 10:00 a.m., Central time, and any adjournments or postponements thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

This proxy material is first being mailed to shareholders on or about December 26, 2006.

OUTSTANDING STOCK AND VOTING RIGHTS

As of December 2, 2006, the outstanding shares of the Company’s capital stock consisted of 273,911,430 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 80,883,320 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 11, 2006 will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

A majority of votes represented by the holders of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting. A majority of the votes cast at the Annual Meeting is required to elect any director; approve the proposed amendment to the Tyson Foods, Inc. 2000 Stock Incentive Plan; ratify the selection of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending September 29, 2007; and approve the shareholder proposal.

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked “FOR.” If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked “WITHHOLD,” your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

The enclosed form of proxy also provides a method for shareholders to vote for, against or to abstain from voting with respect to (i) the amendment to the Tyson Foods, Inc. 2000 Stock Incentive Plan; (ii) the ratification of the selection of Ernst & Young LLP as independent registered public accountant and (iii) the shareholder proposal. By abstaining from voting for any of the foregoing, shares would not be voted either for or against, but would be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

Brokers holding shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be treated in the same manner as abstentions for quorum purposes. However, broker non-votes are not counted as votes against the proposals in question or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

Under the current rules of the New York Stock Exchange (“NYSE”), if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker is entitled to vote your shares on the election of directors and the ratification of the selection of Ernst & Young LLP as independent registered public accountant even if you do not provide voting instructions to your broker.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of December 2, 2006 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned(#)		Percent of Class(%)
Don Tyson and Tyson Limited Partnership 2210 West Oaklawn Drive Springdale, AR 72762-6999	Class B Common Stock	80,859,832	(1)	99.97%
NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	Class A Common Stock	45,262,331	(2)	16.52%
Goldman Sachs Group Inc. 85 Broad Street New York, NY 10004	Class A Common Stock	17,183,117	(3)	6.27%

(1)	Includes 76,859,832 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“Tyson Limited Partnership”); 2,000,000 shares of Class B Common Stock owned of record by TLPCRT, LP, a Delaware limited partnership controlled by the Tyson Limited Partnership; and 2,000,000 shares of Class B Common Stock owned of record by TLP Investment, LP, a Delaware limited partnership controlled by the Tyson Limited Partnership. Don Tyson, a director of the Company, has approximately a 54% combined interest as a general and limited partner in the Tyson Limited Partnership and the Randal W. Tyson Testamentary Trust has approximately a 45% interest as a limited partner in the Tyson Limited Partnership. Barbara A. Tyson, the widow of Randal W. Tyson and a director of the Company, is the principal income beneficiary of and has limited dispositive power with respect to the Randal W. Tyson Testamentary Trust. John Tyson, Chairman of the Board of Directors of the Company, is one of the contingent beneficiaries of such trust. The managing general partner of the Tyson Limited Partnership is Don Tyson. The other general partners, who have approximately an aggregate one percent interest in the Tyson Limited Partnership, are Leland E. Tollett, a director of the Company; Barbara A. Tyson; John Tyson and Harry C. Erwin, III. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Tyson Limited Partnership necessary to manage, conduct, control and operate the Tyson Limited Partnership’s business, including the right to vote all shares or other securities held by the Tyson Limited Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Tyson Limited Partnership. The Tyson Limited Partnership terminates December 31, 2040. Additionally, the Tyson Limited Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Tyson Limited Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Tyson Limited Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Tyson Limited Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the Tyson Limited Partnership’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Tyson Limited Partnership. Upon dissolution of the Tyson Limited Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Tyson Limited Partnership assets. In addition to Don Tyson’s direct and indirect interest in the Class B Common Stock, he is also the beneficial owner of 104,489 shares of Class A Common Stock, as described in the Security Ownership of Management table.
(2)	Based solely on information obtained from a Schedule 13F filed by NWQ Investment Management Company, LLC (“NWQ”) with the Securities and Exchange Commission (“SEC”) on or about November 16, 2006. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in NWQ’s Schedule 13F.
(3)	Based solely on information obtained from a Schedule 13F filed by Goldman Sachs Group Inc. and various related entities (collectively, “Goldman”) with the SEC on or about November 14, 2006. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Goldman’s Schedule 13F.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock, as of December 2, 2006, by the Company’s directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(#)(1)	Percent of Outstanding Class A Common Stock(%)	Shares of Class B Common Stock Beneficially Owned(#)(1)		Percent of Outstanding Class B Common Stock(%)	Aggregate Voting Percentage(%)
Don Tyson	104,489	*	80,859,832	(2)	99.97%	74.69%
John Tyson(3)	3,844,393	1.40%
Richard L. Bond	1,718,997	*
Scott T. Ford(4)	3,497	*
Lloyd V. Hackley(4)	16,510	*
Jim Kever(4)	5,621	*
Jo Ann R. Smith(4)	9,932	*
Leland E. Tollett(3)	3,076,858	1.12%
Barbara A. Tyson(3)	168,718	*
Albert C. Zapanta(4)	0	*
Greg W. Lee	1,194,149	*
James V. Lochner	230,192	*
William W. Lovette	131,868	*
All Directors and Executive Officers as a Group (17 persons)	10,835,989	3.96%	80,859,832		99.97%	75.68%

*	Indicates percentage of less than 1%.
(1)	Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person’s accounts under the Company’s Employee Stock Purchase Plan and Retirement Savings Plan, unvested restricted shares, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to options exercisable on or within 60 days of December 2, 2006, held by the directors and executive officers as a group in the amount of 2,739,502, and held by the named individuals in the following amounts: John Tyson (1,360,000); Richard L. Bond (674,004); Lloyd V. Hackley (3,000); Jim Kever (3,000); Jo Ann R. Smith (3,000); Greg W. Lee (461,000); James V. Lochner (113,136); William W. Lovette (51,000); and the other executive officers (71,362). Does not include performance share awards made to executive officers during fiscal 2005 and 2006 that vest only upon the achievement of performance criteria. The 2006 performance share awards are described under “Long Term Incentive Plans—Awards in Last Fiscal Year.”
(2)	Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership, TLPCRT, LP and TLP Investment, LP, as described in Footnote 1 to the Security Ownership of Certain Beneficial Owners table.
(3)	Does not include any shares of Class B Common Stock owned directly or indirectly by the Tyson Limited Partnership of which John Tyson, Leland E. Tollett and Barbara A. Tyson have a partnership interest, as described in Footnote 1 to the Security Ownership of Certain Beneficial Owners table.
(4)	Does not include grants of deferred stock awards of Class A Common Stock made on the date(s) of election to the Board by shareholders (see “Director Compensation”) to each of Scott T. Ford, Lloyd V. Hackley, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta which in the aggregate total 5,641; 10,410; 10,410; 10,410 and 10,410 shares, respectively.

ELECTION OF DIRECTORS

The number of directors that will serve on the Company’s Board of Directors for the ensuing year is currently set at ten and may be fixed from time to time by or in the manner provided in the Company’s by-laws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of ten nominees has been chosen by the Board, and the Board recommends that each nominee be elected at the Annual Meeting.

Don Tyson, 76, served as Senior Chairman of the Board from 1995 to 2001 when he retired and became a consultant to the Company. Mr. Tyson has been a member of the Board since 1952.

John Tyson, 53, is Chairman of the Board and has served in this capacity since 1998. Mr. Tyson served as Chairman and Chief Executive Officer from 2001 until May 2006 and as Chairman, President and Chief Executive Officer from 2000 to 2001. Mr. Tyson has been a member of the Board since 1984.

Richard L. Bond, 59, is the Company’s President and Chief Executive Officer and has held his current title since May 2006. Mr. Bond served as President and Chief Operating Officer from 2003 to May 2006, and as Co-Chief Operating Officer and Group President, Fresh Meats and Retail, from 2001 until 2003. Mr. Bond has been a member of the Board since 2001.

Scott T. Ford, 44, is President and Chief Executive Officer of Alltel Corporation and has served in that capacity since 2002. He served as President and Chief Operating Officer of Alltel Corporation from 1998 to 2002. Mr. Ford is also a Director of Alltel Corporation. Mr. Ford has been a member of the Board since November 2005.

Lloyd V. Hackley, 66, is the Interim Chancellor of North Carolina Agricultural and Technical State University, having served in this capacity since June 2006. He is also President and Chief Executive Officer of Lloyd V. Hackley and Associates, Inc., which provides programs for the development of ethics and character, and has served in that capacity since 1997. Mr. Hackley is also a director of Branch Banking and Trust Corporation, headquartered in Winston-Salem, North Carolina. Mr. Hackley has been a member of the Board since 1992.

Jim Kever, 54, is the Founding Partner of Voyent Partners, LLC (“Voyent”), an investment partnership which was founded in 2001. Mr. Kever is also a director of Transaction System Architects, Inc., 3D Systems Corporation and Luminex Corporation. Mr. Kever has been a member of the Board since 1999.

Jo Ann R. Smith, 67, is President of Smith Associates, an agricultural marketing business, and has served in that capacity since 1993. Ms. Smith has been a member of the Board since 2001.

Leland E. Tollett, 69, a private investor, served as Chairman of the Board and Chief Executive Officer from 1995 to 1998 when he retired and became a consultant to the Company. Mr. Tollett is also a director of J. B. Hunt Transport Services, Inc. Mr. Tollett has been a member of the Board since 1984.

Barbara A. Tyson, 57, served as Vice President of the Company until 2002, when she retired and became a consultant to the Company. Ms. Tyson has served the Company in related capacities since 1988. Ms. Tyson has been a member of the Board since 1988.

Albert C. Zapanta, 65, is President and CEO of the United States-Mexico Chamber of Commerce based in Washington, D.C., and has served in that capacity since 1993. Mr. Zapanta has been member of the Board since 2004.

Each of the foregoing nominees is currently serving as a director of the Company and was elected at the 2006 Annual Meeting.

John Tyson is the son of Don Tyson. Barbara A. Tyson is a sister-in-law to Don Tyson and aunt of John Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company’s common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. None of the companies or organizations listed in the director biographies above is a parent, subsidiary or affiliate of the Company.

Unless otherwise designated, the enclosed proxy will be voted FOR the election of the foregoing ten nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

Certain Legal Proceedings

In April 2005, the Company and Don Tyson settled an SEC formal investigation concerning the Company’s disclosure of executive perquisites by entering into an administrative cease and desist order without admitting or denying wrongdoing. The SEC investigation concerned allegations that the Company’s proxy statements for fiscal years 1997 through 2003 had failed to comply with SEC regulations with respect to the disclosure and description of perquisites totaling approximately $1.7 million provided to Don Tyson and that the Company had failed to maintain an adequate system of internal controls regarding the personal use of Company assets and the disclosure of perquisites and personal benefits. In fiscal year 2004, Don Tyson voluntarily paid the Company $1,516,471 as reimbursement for certain perquisites and personal benefits received during fiscal years 1997 through 2003. Under the order, the Company paid the SEC a civil penalty of $1.5 million and Don Tyson paid a civil penalty of $700,000. Both the Company and Mr. Tyson consented to the entry of the order and paid their respective penalties without admitting or denying wrongdoing.

In accordance with SEC rules, following is a discussion of a pending legal proceeding in which certain of the directors or officers of the Company may potentially have a material interest adverse to the Company as a result of the Company’s existing indemnification obligations:

•	On January 12, 2006, the Delaware Chancery Court consolidated two previously filed lawsuits, Amalgamated Bank v. Tyson and Meyer v. Tyson, and captioned the consolidated action In re Tyson Foods, Inc. Consolidated Shareholders Litigation. The consolidated complaint names as defendants the Tyson Limited Partnership and certain present and former directors of the Company. The Company also is named as a nominal defendant, with no relief sought against it. The lawsuit contains five derivative claims alleging the defendants breached their fiduciary duties by: (1) approving consulting contracts for Don Tyson and Robert Peterson in 2001 and for Don Tyson in 2004; (2) approving and inadequately disclosing certain “other compensation” paid to Tyson executives from 2001 to 2003; (3) approving certain option grants to certain officers and directors with alleged knowledge the Company was about to make announcements that would cause the stock price to increase; (4) approving and not adequately disclosing various related-party transactions from 2001 to 2004 that plaintiffs allege were unfair to the Company; and (5) making inadequate disclosures that resulted in an SEC consent decree. The Consolidated Complaint asserts three additional derivative claims for: (6) breach of the 1997 settlement agreement in Herbets v. Tyson, et al., No. 14231 (Del. Ch.); (7) civil contempt of the court’s order and final judgment in Herbets v. Tyson, et al.; and (8) unjust enrichment regarding the benefits obtained by the defendants through the various transactions challenged in the consolidated complaint. The consolidated complaint also makes a putative class action claim that the Company’s 2004 proxy statement contained misrepresentations regarding certain executive compensation. On March 2, 2006, Defendants filed a Motion to Dismiss the Consolidated Complaint. Plaintiffs filed a response on May 8, 2006, and Defendants filed a reply brief on June 9, 2006. Oral arguments on the motion to dismiss were heard on September 20, 2006. The court has not yet issued a ruling.

Information Regarding the Board and its Committees

The Board has an Audit Committee (“Audit Committee”) whose primary function is to assist the Board in fulfilling its responsibilities by regular review and oversight of the Company’s financial reporting, audit and accounting processes. See “Report of Audit Committee” contained herein. The Audit Committee consists of independent directors Jim Kever, Chairman, Scott T. Ford and Jo Ann R. Smith. Each of these individuals qualifies as an “independent” director under the regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and the NYSE listing standards relating to audit committees. The Board has determined each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that Jim Kever and Scott T. Ford each qualify as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee held five meetings in fiscal 2006.

The Board has a Compensation Committee (“Compensation Committee”) whose primary functions are to (i) oversee the administration of the Company’s employee benefit plans and (ii) establish the Company’s compensation policies. See “Report of Compensation Committee” contained herein. The Compensation Committee consists of independent directors Jo Ann R. Smith, Chairperson, Lloyd V. Hackley and Albert C. Zapanta. The Compensation Committee held six meetings in fiscal 2006.

The Board has a Governance Committee (“Governance Committee”) whose primary functions are to (i) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates; (ii) review and recommend to the Board Corporate Governance Principles applicable to the Company; and (iii) review and recommend to the Board a Code of Conduct applicable to the Company. The Governance Committee consists of independent directors Lloyd V. Hackley, Chairman, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta. The Governance Committee held four meetings during fiscal 2006.

The Board has an Executive Committee (“Executive Committee”) whose primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws; however, its actions are typically ministerial, such as approving (i) the sale or purchase of property, (ii) the opening and closing of bank accounts, and (iii) approving amendments to benefit plans (where Compensation Committee approval is not required). All actions taken by the Executive Committee between meetings of the Board are reviewed and ratified by the Board at the following Board meeting. The members of the Executive Committee are Don Tyson, John Tyson and Leland E. Tollett. The Executive Committee took action by written consent in lieu of a meeting 42 times during fiscal 2006.

The Company qualifies as a controlled company due to the ownership by the Tyson Limited Partnership of shares allowing it to cast more than 50% of votes eligible to be cast for election of directors. Therefore, the Company has elected not to implement NYSE corporate governance rules that provide for, among other things, a nominating committee comprised solely of independent directors to identify and recommend nominees to the board of directors. In light of the Tyson Limited Partnership’s voting power, the Board has determined that the Board is the most appropriate body for selecting Board nominees, with each director participating in the consideration of director nominees, and that no policy with respect to consideration of candidates recommended by shareholders would be appropriate. However, the Board will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year. The Board does not maintain a nominating committee or similar charter. The Company’s Corporate Governance Principles describe the attributes that the Board seeks in director nominees, but the Board has not established any specific minimum qualifications that a potential nominee must possess. In addition to not having a nominating committee, the Company has also elected to use exemptions for controlled companies and not implement NYSE corporate governance rules that provide for (i) a majority of independent directors and (ii) a compensation committee with power to determine the compensation of the CEO.

The Board held five meetings and took action by written consent in lieu of a meeting two times during fiscal 2006. All directors attended at least 75% of the Board and committee meetings they were eligible to attend during fiscal year 2006. The Board expects all directors to attend each Annual Meeting of Shareholders. All directors attended the Annual Meeting of Shareholders held on February 3, 2006.

Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. Executive sessions occurred four times during fiscal 2006. Leland E. Tollett has been designated by the Board to act as the presiding director for the executive sessions of non-management directors.

The Board has adopted Corporate Governance Principles, and each of the Audit Committee, Compensation Committee and Governance Committee has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s website at www.tysonfoodsinc.com under “Investors” or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Corporate Secretary, 2210 West Oaklawn Drive, Mail Stop AR058124, Springdale, AR 72762-6999.

After reviewing all relevant relationships of the directors, the Board has affirmatively determined that each of Scott T. Ford, Lloyd V. Hackley, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta qualify as independent directors in accordance with the NYSE corporate governance rules. In making its independence determinations, the Board considered the following:

1. John Tyson has an indirect investment in DigiScript Holding Co. (“DigiScript”). Jim Kever is presently Chairman of the Board of DigiScript and owns approximately 17% of DigiScript’s outstanding stock. DigiScript is a privately held company that specializes in technology enabling training and communications solutions. Mr. Tyson’s indirect investment of approximately $65,000 constitutes approximately 3% of DigiScript’s outstanding stock. Neither the Company nor Mr. Tyson presently has any business relationship with DigiScript, and Mr. Tyson has no role on DigiScript’s board of directors or as an officer thereof.

2. The Company purchased communication services during fiscal 2006 from Alltel Corporation totaling $1,337,766. Scott T. Ford is President and Chief Executive Officer of Alltel Corporation. Under NYSE rules, a director may be considered independent if payments made to an entity with which the director is affiliated are less than two percent (2%) of the affiliated entity’s gross revenues. The gross revenue of Alltel Corporation for calendar year 2005 was approximately $9.5 billion.

Based on the foregoing facts, the Board has determined that each of these relationships is not material and does not affect the director’s independence. There were no other relationships involving the independent directors and the Company that required an assessment of materiality by the Board.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SLATE OF DIRECTORS NOMINATED BY THE BOARD.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

BOARD PROPOSAL: APPROVAL OF AMENDMENT TO

THE TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

The Tyson Foods, Inc. 2000 Stock Incentive Plan was originally approved by the shareholders of the Company on January 12, 2001, and was amended and restated on November 19, 2004 (the “Stock Incentive Plan”). The Board believes that the granting of stock-based awards assists the Company in its efforts to attract and retain highly qualified persons to serve as directors, officers and employees, thereby more closely aligning their interest with that of the Company’s shareholders. The Stock Incentive Plan also provides for grants of stock-based awards to consultants and other service providers; however, no such grants are currently outstanding.

At the Annual Meeting, shareholders will be requested to approve a Board proposal (the “Board Proposal”) which would increase by 20,000,000 the number of shares of Class A Common Stock available for issuance under stock incentive awards that may be made under the Stock Incentive Plan.

The Board believes that the successful continuation of the Company’s business strategy depends upon attracting and retaining able executives, managers and other key employees. The Board believes that additional shares must be reserved for issuance under the Stock Incentive Plan to facilitate the Company’s attraction and retention of capable personnel. Consequently, the Board has approved an amendment to the Stock Incentive Plan, subject to shareholder approval, to increase by 20,000,000, the number of shares of Class A Common Stock available for issuance under the Stock Incentive Plan. That number is subject to future adjustment as provided in the Stock Incentive Plan for certain changes in the Company’s capital structure.

The following description of the Stock Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan documents. A copy of the Stock Incentive Plan, as amended and restated, and the Amendment to the Plan, are attached to this Proxy Statement as Appendix A and Appendix B, respectively.

General Description of the Stock Incentive Plan

The Stock Incentive Plan permits awards of a variety of equity-based incentives, including stock awards, options to purchase shares of Class A Common Stock, stock appreciation rights, dividend equivalent rights, performance unit awards and phantom shares to purchase or acquire shares of Class A Common Stock (collectively, “Stock Incentives”). As of December 2, 2006, the market value for Class A Common Stock was $15.80 per share. Prior to the amendment to the Stock Incentive Plan represented by the Board Proposal, the number of shares of Class A Common Stock reserved for issuance under the Stock Incentive Plan was 40,660,000, of which 6,094,406 were available for future grants thereunder as of December 2, 2006. The Stock Incentive Plan has an indefinite term.

The number of shares of Class A Common Stock as to which any Stock Incentive is granted and the persons to whom any Stock Incentive is granted will be determined by the Compensation Committee, subject to the provisions of the Stock Incentive Plan. Stock Incentives may be made exercisable or settled at the prices and may be made forfeitable or terminable under the terms established by the Compensation Committee, to the extent not otherwise inconsistent with the terms of the Stock Incentive Plan. Stock Incentives generally are not transferable or assignable during a holder’s lifetime, subject to such terms as may be established by the Compensation Committee.

No eligible employee may be granted during any single calendar year rights to shares of Class A Common Stock under options, stock appreciation rights or other performance-based Stock Incentives which, in the aggregate, exceed 1,000,000 shares of Class A Common Stock, subject to future adjustment as provided in the Stock Incentive Plan for certain changes in the Company’s capital structure.

Eligibility

Officers, employees, directors, consultants and other service providers of the Company and its subsidiaries will be eligible for awards under the Stock Incentive Plan. However, only employees of the Company and its subsidiaries will be eligible to receive Incentive Stock Options under the Stock Incentive Plan. As of September 30, 2006, there were approximately 9,000 officers, employees and directors that were eligible to receive awards under the Stock Incentive Plan. Because consultants and other service providers may not be directly employed by the Company, it is not possible to approximate the number of such consultants and other service providers that were or will be eligible to participate in the Stock Incentive Plan.

Stock Incentives

Options. The Stock Incentive Plan provides for the grant of incentive stock options and nonqualified stock options. The Compensation Committee will determine whether an option is an incentive stock option or a nonqualified stock option at the time the option is granted, and the option will be evidenced by a Stock Incentive agreement. Options may be made exercisable pursuant to the terms established by the Compensation Committee, to the extent not otherwise inconsistent with the terms of the Stock Incentive Plan.

The exercise price of an option shall be set forth in the applicable Stock Incentive agreement. The exercise price of an incentive stock option may not be less than the fair market value of the Class A Common Stock on the date of the grant (nor less than 110% of the fair market value if the participant owns more than 10% of the stock of the Company or any subsidiary). At the time an incentive stock option is exercised, the Company will be entitled to place a legend on the certificates representing the shares of Class A Common Stock purchased pursuant to the option to identify them as shares of Class A Common Stock purchased upon the exercise of an incentive stock option. Nonqualified stock options may be made exercisable at a price equal to, less than or more than the fair market value of the Class A Common Stock on the date that the option is granted. The Compensation Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Class A Common Stock; to be satisfied through a cashless exercise executed through a broker, subject to applicable law; or by having a number of shares of Class A Common Stock otherwise issuable at the time of exercise withheld. The Compensation Committee also may authorize financing by the Company to assist a participant with payment of the exercise price, subject to applicable law.

The term of an option shall be specified in the applicable Stock Incentive agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the stock of the Company or any subsidiary will not be exercisable after the expiration of five (5) years after the date the option is granted. The Compensation Committee may, however, permit an incentive stock option to continue beyond these limits in which case the option will become a nonqualified stock option.

Stock Appreciation Rights. Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Compensation Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a specific time or times or upon the occurrence or non-occurrence of events that may be specified in the applicable Stock Incentive agreement. Stock appreciation rights may be settled in shares of Class A Common Stock or in cash, according to terms established by the Compensation Committee with respect to any particular award.

Stock Awards. The Compensation Committee may grant shares of Class A Common Stock to a participant, subject to restrictions and conditions, if any, as the Compensation Committee shall determine.

Other Stock Incentives. Dividend equivalent rights, performance units and phantom shares may be granted in numbers or units and subject to any conditions and restrictions as determined by the Compensation Committee and will be payable in cash or shares of Class A Common Stock, as determined by the Compensation Committee.

Performance Criteria

Under the Stock Incentive Plan, at the time a Stock Incentive is granted, the Compensation Committee may establish performance measures, if any, attributable to the payment, vesting or other settlement of the Stock Incentive. Performance measures will be established by the Compensation Committee under an objective formula or standard consisting of one or any combination of the following criteria:

•	earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	operating cash flow and/or growth in operating cash flow in relation to target objectives;

•	cash available in relation to target objectives;

•	net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	revenue and/or growth in revenue in relation to target objectives;

•	total shareholder return (measured as the total of the appreciation of, and dividends declared on, Class A Common Stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	return on shareholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives;

•	operating income in relation to target objectives;

•	EBIT, EBITDA or EBITDAR or any adjusted version thereof in relation to target objectives;

•	Company stock price performance as compared against a peer group of companies selected by the Compensation Committee; or

•	any combination of the foregoing.

The Compensation Committee may amend or adjust the performance measures of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements, such as changes in the business, operations or corporate or capital structure of the Company, changes in law or changes in accounting principles, except where such action would result in the loss of a tax deduction to the Company under Section 162(m) of the Internal Revenue Code.

The Compensation Committee may, but is not required to, structure any Stock Incentive so as to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Tax Reimbursement Payments

The Compensation Committee may make cash tax reimbursement payments designed to cover tax obligations of award recipients that result from the receipt or exercise of a Stock Incentive.

Termination of Stock Incentives

The terms of a particular Stock Incentive may provide that it terminates, among other reasons, upon the holder’s termination of employment or other status with respect to the Company or any affiliate of the Company, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control of the Company; provided that, the terms of any incentive stock option shall provide that all unexercised options will expire, terminate and become unexercisable no later than three months following termination of employment for reasons other than death or disability and one year following the holder’s death or disability. Stock Incentives may include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Compensation Committee’s discretion, Stock Incentives that are subject to termination may be canceled, accelerated, paid or continued, subject to the terms of the applicable agreement reflecting the terms of a Stock Incentive and to the provisions of the Stock Incentive Plan.

Certain Reorganizations

The number of shares of Class A Common Stock reserved for issuance in connection with the grant or settlement of a Stock Incentive or to which a Stock Incentive is subject, as the case may be, the annual limit on the number of options, stock appreciation rights and other performance-based Stock Incentives that may be granted to any employee, and the exercise price of an option, are subject to adjustment in the event of any recapitalization of the Company or similar event which occurs without the receipt of consideration.

In the event of certain corporate reorganizations, Stock Incentives may be substituted, canceled, accelerated, cashed-out or otherwise adjusted by the Compensation Committee, provided that any adjustment is not inconsistent with the terms of the Stock Incentive Plan or any agreement reflecting the terms of a Stock Incentive. The Company may also use the Stock Incentive Plan to assume obligations previously incurred in favor of persons who are eligible to participate under the Stock Incentive Plan.

Amendments or Termination

Although the Stock Incentive Plan may be amended or terminated by the Board without shareholder approval, the Board also may condition any amendment upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. No amendment or termination by the Board may adversely affect the rights of a holder of a Stock Incentive without the holder’s consent.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the Stock Incentive Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Stock Incentive Plan.

Incentive Stock Options

A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the shares of Class A Common Stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the Class A Common Stock and the amount for which he or she sells the Class A Common Stock. If the participant does not sell the shares of Class A Common Stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, any subsequent gain on sale of the shares will be capital gain and the Company will not receive a corresponding deduction. If the participant sells the shares of stock at a gain prior to that time, the difference between the amount the participant paid for the Class A Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and the Company will receive a corresponding deduction. If the participant sells the shares of Class A Common Stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Nonqualified Stock Options

A participant will not recognize income upon the grant of a nonqualified option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Class A Common Stock on the date the option is exercised over the price paid for the stock, and the Company will then be entitled to a corresponding deduction.

Depending upon the time period shares of Class A Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Class A Common Stock to the Company.

Other Stock Incentives

A participant will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (collectively, the “Other Equity Incentives”). Generally, at the time a participant receives payment under any Other Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the Class A Common Stock received, and the Company will then be entitled to a corresponding deduction.

A participant will not be taxed upon the grant of a stock award if such award is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. When the shares of Class A Common Stock that are subject to the stock award are no longer subject to a substantial risk of forfeiture; however, the participant generally will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. If a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the award, less any amount paid for such stock, in income at that time and the Company will also be entitled to a corresponding deduction at that time.

Withholding Taxes

A participant may be liable for federal, state and local tax withholding obligations as a result of the grant, exercise, vesting or settlement of a Stock Incentive. The tax withholding obligations may be satisfied by payment in the form of cash, certified check, previously-owned shares of the Company’s Class A Common Stock or, if a participant elects with the permission of the Compensation Committee, by a reduction in the number of shares to be received by the participant under the award.

Shareholder Approval

The Board seeks shareholder approval to authorize a 20,000,000 share increase in the number of shares of Class A Common Stock reserved for the issuance of Stock Incentives under the Stock Incentive Plan because approval is required under the Internal Revenue Code as a condition to any incentive stock option treatment that may be sought for future option grants and because approval will maximize the potential for deductions associated with any performance-based compensation to be granted under the Stock Incentive Plan. The Board is also seeking shareholder approval to ensure compliance with New York Stock Exchange listing standards. If Board Proposal is not approved by shareholders, the Amendment to the Stock Incentive Plan will not become effective.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE BOARD PROPOSAL

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE BOARD PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of the Board Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

NEW PLAN BENEFITS

Set forth below is a table that shows equity grants pursuant to the Stock Incentive Plan in fiscal 2006. These are the same amounts as would have been paid pursuant to the Stock Incentive Plan if the amendment to the plan (as set forth in the Board Proposal above) had been in effect during fiscal 2006. Future benefits to be received by a person or group under the Stock Incentive Plan (as amended and as described in the Board Proposal above) are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation Committee during fiscal 2007.

	Tyson Foods, Inc. 2000 Stock Incentive Plan
Name	Total Number of Options(#)	Dollar Value($)(1)	Total Number of Shares of Restricted Stock(#)	Dollar Value($)(2)	Total Number of Performance Stock(#)	Dollar Value($)(2)	Total Number of Phantom Stock(#)	Dollar Value($)(2)
John Tyson	500,000	–0–	–0–	–0–	136,703	$2,159,907	–0–	–0–
Richard L. Bond	280,000	–0–	–0–	–0–	68,559	$1,083,232	–0–	–0–
Greg W. Lee	160,000	–0–	–0–	–0–	39,473	$623,673	–0–	–0–
William W. Lovette	50,000	–0–	18,060	$285,348	24,930	$393,894	–0–	–0–
James V. Lochner	50,000	–0–	18,060	$285,348	24,930	$393,894	–0–	–0–
All Executive Officers as a Group	1,096,000	–0–	113,455	$1,792,589	315,370	$4,982,846	–0–	–0–
All Non-Executive Directors as a Group	–0–	–0–	–0–	–0–	–0–	–0–	27,970	$441,926
All Non-Executive Officer Employees as a Group	2,599,728	–0–	891,794	$14,090,345	103,882	$1,641,336	–0–	–0–

(1)	Such values are normally computed by subtracting the option exercise price for in-the-money options from the market value of the Class A Common Stock on December 2, 2006 and multiplying that figure by the number of in-the money options outstanding. The market value of Class A Common Stock on December 2, 2006 was $15.80 per share and the exercise price of the options was $16.35 per share. Thus, none of the options were in-the-money.
(2)	Values for restricted stock, performance stock and phantom stock holdings under the Plan are calculated by multiplying the $15.80 per share market value of Class A Common Stock on December 2, 2006 by the number of restricted shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth additional information as of September 30, 2006, about shares of Class A Common Stock that may be issued upon the exercise of options and other rights under the Company’s existing equity compensation plans and arrangements, divided between plans approved by shareholders and plans or arrangements not submitted to the shareholders for approval.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options(#)(1)	Weighted-average exercise price of outstanding options($)	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
Equity compensation plans approved by security holders	16,778,713	$14.0878	36,858,219.2973
Equity compensation plans not approved by security holders

Total	16,778,713	$14.0878	36,858,219.2973

(1)	This table does not include 913,998 options, with a weighted-average exercise price of $8.3137, which were assumed in connection with the Company’s acquisition of IBP, inc. (“IBP”) in 2001.

(a)	Outstanding options granted by the Company
(b)	Weighted average price of outstanding Company options
(c)	Shares available for future issuance as of September 30, 2006 under the Stock Incentive Plan (11,609,284.8881), the Tyson Foods, Inc. Employee Stock Purchase Plan (16,194,135.3594) and the Retirement Savings Plan of Tyson Foods, Inc. (9,054,799.0498)

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to serve as the Company’s independent registered public accountant for the fiscal year ending September 29, 2007, and shareholders are asked to ratify that selection at the Annual Meeting. Ernst & Young LLP served as the Company’s independent registered public accountants for fiscal 2006 and reported on the Company’s consolidated financial statements for that year. Representatives of Ernst & Young LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of the fiscal years ended September 30, 2006 and October 1, 2005, and the reviews of the financial statements included in the Company’s Forms 10-Q and for services that are normally provided by the independent registered public accountant in connection with statutory or regulatory filings or engagements for each of those fiscal years, were $6,408,687 and $5,427,706, respectively.

Audit-Related Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended September 30, 2006 and October 1, 2005, and not included in the audit fees listed above were $56,231 and $46,318, respectively. These services are comprised of required agreed upon procedure engagements.

Tax Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for tax compliance, tax advice and tax planning for each of the fiscal years ended September 30, 2006 and October 1, 2005 were $820,658 and $1,042,918, respectively.

All Other Fees

The fees for services rendered to the Company by Ernst & Young LLP, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended September 30, 2006 and October 1, 2005, were $-0- and $6,000, respectively. These services were comprised of online subscription renewals.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the independent registered public accountant of the Company. The Audit Committee Charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accountant. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accountant. For non-audit services, any person requesting that such services be performed by the independent registered public accountant must prepare a written explanation of the project (including the scope, deliverables, and expected benefits), the reason for choosing the independent registered public accountant over other service providers, the estimated costs, the estimated timing and duration of the project, and other pertinent information. Non-audit services must first be pre-approved by each of the chief accounting officer and the chief financial officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent of the total amount paid by the Company to the independent registered public accountant during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2007.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR RATIFICATION OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of the ratification of Ernst & Young LLP, registered public accounting firm, as independent registered public accountant for the fiscal year ending September 29, 2007 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of Ernst & Young LLP by shareholders is not required by law. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify the selection of this firm, the Board will reconsider the matter.

SHAREHOLDER PROPOSAL

The shareholder proposal, which follows, is a verbatim submission by People for the Ethical Treatment of Animals (PETA) of 501 Front St., Norfolk, VA 23510 (who has notified the Company that it owns 248 shares of Class A Common Stock), for consideration by the shareholders of the Company. All statements therein are the sole responsibility of PETA.

Shareholder Resolution re Transparency on Movement Toward Controlled-Atmosphere Killing

WHEREAS Tyson kills birds with electric stunning, which involves dumping and shackling live birds, shocking them in an electrified water bath, slitting their throats, and defeathering them in scalding-hot water tanks; and

WHEREAS Tyson suffers financial losses by using electric stunning:

•	Birds suffer broken bones, bruising, and hemorrhaging when they are dumped and shackled. This decreases carcass quality and meat yield.
•	Birds flap about, and many miss the stun baths entirely; those who are shocked are merely immobilized and still feel pain afterward. Many birds also miss the killing blades. This means that live birds enter the scalding tanks, which decreases yield (these carcasses are condemned) and increases contamination (live birds defecate in tanks). Tyson also suffered negative branding when this abuse was documented at its Heflin, Ala., plant and published on www.TorturedByTyson.com.
•	Workers handle live birds at each stage, exposing Tyson to legal and financial liabilities (Reuters reported that Pilgrim’s Pride’s stock price immediately dropped by nearly 6 percent—and by nearly 20 percent within 26 trading days—after video footage was released in which workers stomped on live birds, spit tobacco into their eyes, and spray-painted their faces). Accusations of similar abuse at a Tyson plant, made by a former employee, were the subject of a front-page article in the Los Angeles Times.

WHEREAS controlled-atmosphere killing (CAK) is USDA-approved and reduces the financial losses of electric stunning while improving animal welfare:

•	With CAK, birds are placed into chambers while they’re still in their transport crates, where oxygen is replaced with inert gasses (i.e., argon and nitrogen), efficiently and gently putting them “to sleep.”
•	CAK improves product quality and yield (birds suffer fewer broken bones and less bruising), shelf life (the decaying process is slowed down), and energy costs (refrigeration time and space needs are reduced). CAK reduces labor costs (better ergonomics mean less payout because of injury), carcass contamination (birds are dead when they are scalded, so they don’t defecate in tanks), and the number of instances in which workers abuse birds (birds are dead before being handled).
•	Every published review of CAK—including one conducted by McDonald’s—concludes that it is superior to electric stunning for animal welfare, as do Dr. Temple Grandin, Dr. Ian Duncan, Dr. Mohan Raj, and other top industry advisors.

WHEREAS, although CAK is optimal for birds and profits, Tyson has yet to implement it anywhere. Tyson makes vague statements alleging movement toward CAK (i.e., that it “is actively working to research and evaluate and implement different methods of animal handling and care, including…CAK”) yet has not shown the public or shareholders anything being done toward that end;

NOW, THEREFORE, BE IT RESOLVED that shareholders request that the board of directors make transparent to shareholders Tyson’s progress to “research and evaluate and implement” CAK. This report should be prepared by the end of July 2007 at a reasonable cost and should omit proprietary information.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

The Board recommends that shareholders reject the shareholder proposal. The Board believes that this proposal is not in the best interest of shareholders and opposes it for the following reasons.

The Company’s commitment, leadership and results with respect to animal welfare matters are well established and recognized within the industry. The Company has a long-standing policy with respect to the humane treatment of animals and to ensure humane animal handling and care. Acting on this commitment, in November 2003 the Company established an Office of Animal Well-Being, which advises Company executives and management regarding animal welfare issues. In addition, the Office of Animal Well-Being develops animal handling training materials for Company Team Members and conducts training and audits with respect to animal handling practices throughout the Company. The Company has developed and implemented animal well-being programs for the chicken, beef and pork businesses. Animal well-being is also part of the Company’s Core Values, which call on the Company’s Team Members to “serve as stewards of the animals, land and environment entrusted to us.” The Company believes that handling animals in a humane manner, and preventing neglect or abuse, is the right thing to do.

The Company has been, and will continue to be, committed to upholding and abiding by established policies and principles. For chicken processing facilities, bird well-being audits are conducted using protocols developed in conjunction with the National Chicken Council animal welfare guidelines. For beef and pork processing plants, the Company has developed an audit program using the American Meat Institute animal welfare guidelines.

The Company is actively reviewing different methods of animal handling and care, including Controlled Atmosphere Stunning (CAS) and Controlled Atmosphere Killing (CAK). These evaluations consider a number of factors, including: animal welfare; scientific research and studies; production methods used commercially both in the U.S. and internationally; food safety and product quality; the safety of humans involved in the slaughter process; technical difficulties in operating equipment and procedures; environmental factors, expected costs and other potential benefits. While the Company’s limited research has concluded controlled atmosphere stunning may be an acceptable alternative, the Company has not currently found it to be more humane than conventional electrical stunning. The Company believes CAS, CAK and other emerging technologies are worthy of continued study and review and are currently working with agricultural science officials at the University of Arkansas, which officials will initiate their own CAS study, using their own scientists and methods, to come up with their own conclusions. That said, the Company is committed to continuing to monitor new technologies and, where and when appropriate, taking action to further the humane treatment of all animals in our supply chain.

The Company believes that the proposed animal welfare report is unnecessary and would not result in any additional benefit to shareholders. The proposed report would be costly and time-intensive, and is duplicative of existing policies, initiatives and efforts.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows the compensation paid or accrued by the Company or any of its subsidiaries, during the past three fiscal years, to the Chief Executive Officer and the other four highest paid executive officers of the Company who were serving as executive officers as of September 30, 2006.

SUMMARY COMPENSATION TABLE

		Annual Compensation							Long-Term Compensation Awards			All Other Compensation ($)(3)
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation($)(1)			Options(#)	Restricted Stock($)(2)
John Tyson, Chairman of the Board	2006 2005 2004	$ $ $	1,170,000 1,139,231 1,030,000	$ $	–0– 3,246,900 5,411,500	$ $ $	673,363 785,522 545,297	(4) (4) (4)	500,000 –0– 500,000		–0– –0– –0–	$ $ $	283,078 364,426 259,883

Richard L. Bond, Director, President and Chief Executive Officer	2006 2005 2004	$ $ $	1,140,000 1,109,231 1,000,000	$ $	–0– 1,380,000 2,300,000	$ $ $	474,609 3,000,440 320,539	(5) (5) (5)	280,000 –0– 280,000		–0– –0– –0–	$ $ $	264,872 305,074 264,186

Greg W. Lee, Chief Administrative Officer and President, International	2006 2005 2004	$ $ $	779,000 756,692 711,539	$ $	–0– 600,000 1,000,000	$ $ $	221,564 214,182 152,555	(6) (6) (6)	160,000 –0– 160,000		$–0– –0– 7,805	$ $ $	169,024 188,305 171,980

William W. Lovette, Senior Group Vice President, Poultry and Prepared Foods	2006 2005 2004	$ $ $	548,462 453,942 399,615	$ $	–0– 351,780 388,000	$ $ $	90,151 23,910 34,185	(7) (7) (7)	50,000 –0– 40,000	$ $	329,234 655,673 –0–	$ $ $	41,608 42,522 38,359

James V. Lochner, Senior Group Vice President, Fresh Meats and Margin Optimization	2006 2005 2004	$ $ $	526,250 453,750 390,577	$ $	–0– 218,000 346,749	$ $ $	73,179 60,298 21,185	(8) (8) (8)	50,000 –0– 40,000	$ $	329,234 824,000 –0–	$ $ $	79,434 80,725 70,667

(1)	Includes perquisites provided to some or all of the named executive officers including Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties (in fiscal 2004 and 2005), security services, estate planning and tax services, reimbursement of certain medical expenses and a holiday department store gift card. Where the perquisites received by a named executive officer meet the reporting threshold of the lesser of $50,000 or 25% of the named executive officer’s salary and bonus, the type and amount of any perquisite exceeding 25% of the total perquisites is described in the footnotes below. The values expressed for 2006 and 2005 with respect to personal use of Company aircraft were based on the aggregate incremental cost to the Company for fuel, maintenance, landing fees, other associated travel costs and charter fees. The values expressed for 2004 with respect to personal use of the company aircraft were calculated using the Internal Revenue Service’s Standard Industry Fare Level (SIFL) tables.
(2)	The number of shares of restricted Class A Common Stock in each named executive officer’s account on September 30, 2006, and the aggregate fair market value of the shares based upon a fiscal year-end closing price of $15.88 per share, were as follows: Mr. Tyson—1,657,364 shares valued at $26,318,940; Mr. Bond—858,742 shares valued at $13,636,823; Mr. Lee—514,606 shares valued at $8,171,943; Mr. Lovette—139,097 shares valued at $2,208,860; and Mr. Lochner—69,257 shares valued at $1,099,801. During the restricted period, dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the restricted stock award. These additional shares are then credited to the officer’s account and are received when and if the award vests. In accordance with SEC rules, the table does not include certain performance share awards made to executive officers during fiscal 2004, 2005 and 2006 that vest only upon the achievement of performance criteria. The 2006 performance share awards are described under “Long-Term Incentive Plans—Awards in Last Fiscal Year.”
(3)

In 2006, “All Other Compensation” includes the following for Messrs. Tyson, Bond, Lee, Lovette and Lochner: (i) Company matching contributions to the Company’s Employee Stock Purchase Plan of $45,000; $43,846; $29,962; $4,215 and $17,970 for each named executive, respectively; (ii) Company contributions to the Company’s Executive Savings Plan of $168,146; $92,000; $46,360; $2,448 and $8,805 on behalf of each named executive, respectively; (iii) Company contributions to the Company’s Retirement Savings Plan of $8,800; $8,800; $8,800; $8,800 and $8,800 on behalf of each named executive, respectively, to match a portion of 2006 pretax elective deferral contributions (included under salary) made by each person to such plans; (iv) Company contributions to pay premiums for executive life insurance under the Company’s Supplemental Executive Retirement and Life Insurance Premium Plan of $58,478; $117,572; $81,248; $23,491 and $41,205 on behalf of each named executive, respectively, and (v) Company contributions to the Company’s Long-Term Disability Plan of $2,654; $2,654; $2,654; $2,654 and $2,654 on behalf of each named executive, respectively.

(4)	In 2006, “Other Annual Compensation” for Mr. Tyson includes $412,468 in perquisites, $203,536 for taxes paid on his behalf by the Company and $57,359 of reimbursement for certain insurance premiums. The $412,468 in perquisites includes, but is not limited to, $323,659 attributable to personal use of Company aircraft. In 2005, “Other Annual Compensation” for Mr. Tyson includes $457,780 in perquisites, $265,875 for taxes paid on his behalf by the Company, $5,000 in director fees and $56,867 of reimbursement for certain insurance premiums. The $457,780 in perquisites includes, but is not limited to, $324,472 attributable to personal use of Company aircraft. In 2004, “Other Annual Compensation” for Mr. Tyson includes $237,397 in perquisites, $241,033 for taxes paid on his behalf by the Company, $10,000 in director fees and $56,867 of reimbursement for certain insurance premiums. The $237,397 in perquisites includes, but is not limited to, $125,341 attributable to personal use of Company aircraft.
(5)	In 2006, “Other Annual Compensation” for Mr. Bond includes $305,537 in perquisites and $169,072 for taxes paid on his behalf by the Company. The $305,537 in perquisites includes, but is not limited to, $244,587 attributable to personal use of Company aircraft. In 2005, “Other Annual Compensation” for Mr. Bond includes a payment of deferred compensation of $2,453,082, $347,656 in perquisites, $194,702 for taxes paid on his behalf by the Company and $5,000 in director fees. The $347,656 in perquisites includes, but is not limited to, $282,708 attributable to personal use of Company aircraft. In 2004, “Other Annual Compensation” for Mr. Bond includes $153,525 in perquisites, $157,014 for taxes paid on his behalf by the Company and $10,000 in director fees. The $153,525 in perquisites includes, but is not limited to, $121,907 attributable to personal use of Company aircraft.
(6)	In 2006, “Other Annual Compensation” for Mr. Lee includes $134,283 in perquisites and $87,281 for taxes paid on his behalf by the Company. The $134,283 in perquisites includes, but is not limited to, $83,396 attributable to personal use of Company aircraft. In 2005, “Other Annual Compensation” for Mr. Lee includes $111,671 in perquisites and $102,511 for taxes paid on his behalf by the Company. The $111,671 in perquisites includes, but is not limited to, $54,000 attributable to personal use of Company aircraft and $32,531 attributable to Company paid club dues. In 2004, “Other Annual Compensation” for Mr. Lee includes $65,952 in perquisites and $86,603 for taxes paid on his behalf by the Company. The $65,952 in perquisites includes, but is not limited to, $31,460 attributable to personal use of Company aircraft and $17,465 attributable to Company paid automobile expenses.
(7)	In 2006, “Other Annual Compensation” for Mr. Lovette includes $63,248 in perquisites and $26,903 for taxes paid on his behalf by the Company. The $63,248 in perquisites includes, but is not limited to, $57,409 attributable to personal use of Company aircraft. In 2005, “Other Annual Compensation” for Mr. Lovette includes $8,110 in perquisites and $15,800 for taxes paid on his behalf by the Company. In 2004, “Other Annual Compensation” for Mr. Lovette includes $15,430 in perquisites and $18,755 for taxes paid on his behalf by the Company.
(8)	In 2006, “Other Annual Compensation” for Mr. Lochner includes $10,370 in perquisites and $62,809 for taxes paid on his behalf by the Company. In 2005, “Other Annual Compensation” for Mr. Lochner includes $28,310 in perquisites and $31,988 for taxes paid on his behalf by the Company. In 2004, “Other Annual Compensation” for Mr. Lochner includes $4,291 in perquisites and $16,894 for taxes paid on his behalf by the Company.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows all individual grants of stock options to the named executives during the fiscal year ended September 30, 2006.

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date

Name					5%	10%
John Tyson	500,000	13.53%	$16.35	11/16/15	$5,140,000	$13,030.00
Richard L. Bond	280,000	7.58%	$16.35	11/16/15	$2,878,400	$7,296,800
Greg W. Lee	160,000	4.33%	$16.35	11/16/15	$1,644,800	$4,169,600
William W. Lovette	50,000	1.35%	$16.35	11/16/15	$514,000	$1,303,000
James V. Lochner	50,000	1.35%	$16.35	11/16/15	$514,000	$1,303,000

(1)	These options were granted with respect to the Company’s Class A Common Stock pursuant to the Stock Incentive Plan. The exercise price was the fair market value of the Class A Common Stock on the date of grant. The options were granted for a ten-year period beginning on the date of the grant. The options vest 40% on the date two years after the date of grant and continue to vest at 20% for each subsequent year until all options are vested five years after the date of grant. Options not exercised expire on the expiration date above. These options do not qualify as incentive stock options.
(2)	As required by SEC rules and regulations, potential realizable values are based on the assumption that the Class A Common Stock price appreciates at the annual rate shown compounded annually from the date of grant until the end of the ten–year option term and is not intended to forecast appreciation in stock price.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the named executives concerning options exercised during the fiscal year ended September 30, 2006 and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-end(#)		Value of Unexercised In-the-Money Options at FY-end($)(1)
Name			Exercisable	Unexerciseable	Exercisable	Unexerciseable
John Tyson	11,250	$15,750	1,317,500	1,320,000	$4,834,400	$2,201,600
Richard L. Bond(2)	62,979	$341,987	649,004	712,000	$2,426,906	$1,023,400
Greg W. Lee	11,250	$15,750	498,500	414,000	$1,615,650	$622,950
William W. Lovette	51,000	$256,581	75,000	89,000	$110,550	$72,420
James V. Lochner(2)(3)	24,160	$142,790	107,136	89,000	$661,134	$72,420

(1)	Amounts are based upon the September 30, 2006 market value of $15.88 less the exercise price for all shares underlying unexercised options.
(2)	All option awards for former IBP officers that were originally made with respect to IBP common stock have been converted into options relating to the Company’s Class A Common Stock based upon the conversion formula used in the merger of IBP into a wholly-owned subsidiary of the Company in 2001.
(3)	A portion of the shares received on exercise by Mr. Lochner were held by him. For the value realized on such shares, the Company has reported the product of the number of shares exercised times the difference between the closing price of Class A Common Stock on the date of exercise and the option exercise price.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

The following table provides information regarding performance-based shares of the Company’s Class A Common Stock granted to the named executive officers during the fiscal year ended September 30, 2006. Each performance share represents the right of the executive to receive up to one share of Class A Common Stock under the Stock Incentive Plan upon satisfaction of certain performance criteria. Fifty percent (50%) of the performance shares granted to an executive officer vest based upon a comparison of the market price of the Company’s Class A Common Stock to a peer group of 12 publicly traded companies determined by the Compensation Committee and the other fifty percent (50%) vest upon achievement by the Company of certain measures related to the Company’s return on invested capital (ROIC). The right to receive Class A Common Stock under the performance shares is also conditioned upon the executive officer remaining continuously in the employment of the Company from the award date through the measurement date, subject to certain exceptions involving the death, disability or retirement of the executive officer.

For the performance shares that vest based upon a peer group stock price comparison, 33.33% of such shares vest if the Class A Common Stock outperforms six members of the peer group over the measurement period; 66.67% of such shares vest if the Class A Common Stock outperforms eight members of the peer group over the measurement period; and all such shares vest if the Class A Common Stock outperforms ten members of the peer group over the measurement period.

For the performance shares that vest based upon achievement of ROIC measures, 33.33% of such shares vest if the Company achieves a 12.00% ROIC on a trailing measurement period; 66.67% of such shares vest if the Company achieves a 12.75% ROIC on a trailing measurement period; and all of such shares vest if the Company achieves a 13.50% ROIC on a trailing measurement period.

The executives will not receive any shares of Class A Common Stock if actual performance as of the measurement date does not meet the relevant threshold performance benchmark.

	Number of Shares, Units or Other Rights(#)	Performances or Other Period Until Maturation or Payout		Estimated Future Payouts Under Non-Stock Price-Based Plans(# of shares)
Name				Threshold	Target	Maximum
John Tyson	136,703	2 1/2 Years	(1)	45,567	91,135	136,703
Richard L. Bond	68,559	2 1/2 Years	(1)	22,853	45,706	68,559
Greg W. Lee	39,473	2 1/2 Years	(1)	13,157	26,315	39,473
William W. Lovette	24,930	3 Years	(2)	8,310	16,620	24,930
James V. Lochner	24,930	3 Years	(2)	8,310	16,620	24,930

(1)	Each performance share was granted on October 3, 2005, and the measurement date for determining satisfaction of the performance criteria is March 29, 2008, but the performance shares do not vest and become payable until the date that is two business days following the Company’s public announcement of its earnings for the second quarter of the 2008 fiscal year.
(2)	Each performance share was granted on October 3, 2005, and the measurement date for determining satisfaction of the performance criteria is September 27, 2008, but the performance shares do not vest and become payable until the date that is two business days following the Company’s public announcement of its earnings for the 2008 fiscal year.

SUPPLEMENTAL EXECUTIVE RETIREMENT AND LIFE INSURANCE PREMIUM PLAN

The Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan is a nonqualified deferred compensation plan providing life insurance protection during employment, and a subsequent retirement benefit, to those officers of the Company or any subsidiary or affiliate who are party to a written employment agreement, including the named executive officers in the Summary Compensation Table. As of September 30, 2006, the life insurance portion of the plan provided a death benefit for Messrs. Tyson, Bond, Lee, Lovette and Lochner with a face value of $3 million, $5 million, $3 million, $2 million and $2 million, respectively. The retirement benefit is a lifetime annuity, and the primary formula for determining such benefit is equal to one percent of a participant’s final average annual compensation multiplied by his or her years of creditable service. The plan also provides for catch-up accruals for certain grandfathered participants. In addition, participants with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax gross-up based on the amount of their minimum benefit. Participants do not vest in the retirement benefits until attaining age 62, although a participant who attains at least age 55 and whose combination of age and years of vesting service equal or exceed 70 vests on any earlier date that the early vesting rule is satisfied. A participant who vests in his or her retirement benefit prior to age 62 may retire early and receive an actuarially reduced benefit.

The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below.

PENSION PLAN TABLE

	Years of Service(2)
Average Compensation(1)	15	20	25	30	35
$ 500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$ 750,000	$115,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000

(1)	The compensation considered for benefits under the plan includes the cash compensation (salary plus bonus) disclosed in the annual compensation reported in the Summary Compensation Table, except that it is determined on a calendar year basis. The average compensation is the average of the last five complete calendar years’ cash compensation of a participant’s career.
(2)	The amounts shown above under the “years of service” columns represent estimated annual single life annuity amounts based on a participant’s years of service (in completed years and whole months) and average compensation over the last five complete calendar years of employment. Service prior to January 1, 2004 is not counted under the regular benefit formula. Participants who were contracted officers of the Company prior to January 1, 2004 receive an additional year of service credit under the plan for each year of service earned after January 1, 2004, up to a maximum of five additional years of service credit. As of September 30, 2006, Messrs. Tyson, Bond, Lee, Lovette and Lochner were each credited with 5.50 years of service under the plan. The plan provides a minimum benefit that is designed to provide a participant with an amount that is at least sufficient to pay during retirement the cost of continuing the life insurance coverage provided under the plan during employment. To mitigate the tax impact of that portion of any benefit payments equal to the minimum benefit, if a participant has at least 20 years of continuous employment, an additional benefit is payable equal to 41% of the minimum benefit, regardless of whether a participant receives the regular or minimum benefit. The estimated benefits are not subject to deduction for Social Security payments received by a participant.

Director Compensation

The Board adopted a new Director Compensation Policy in 2005 which provides that directors who have been determined by the Board to qualify as independent directors in accordance with NYSE governance rules receive (i) an annual retainer of $70,000 (payable in quarterly installments); (ii) a grant of a deferred stock award for shares of Class A Common Stock having a value of $80,000 on the date of election or re-election as a director at the Annual Meeting, which award does not become payable until 180 days after termination of their service as a director; and (iii) the option to defer any portion of their retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. The number of shares received would vary according to the market value of the stock on the date payment of the retainer is due. Additionally, the Chairperson of the Audit Committee receives an additional $10,000 annual retainer paid in quarterly installments and the Chairpersons of the Governance Committee and the Compensation Committee receive an additional $5,000 annual retainer paid in quarterly installments. Directors who are also employees or consultants of the Company do not receive any retainer or fee for their service as a director. For fiscal 2006, payment of the annual cash retainers resulted in total fees for outside directors Scott T. Ford, Lloyd V. Hackley, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta of $35,007; $75,000; $80,000; $75,000 and $70,000, respectively. Scott T. Ford elected to receive his annual retainer in Class A Common Stock beginning May 19, 2006 and during fiscal 2006 received 2,359 shares of Class A Common Stock. In addition, in December 2005 each person then a director received a $2,000 holiday department store gift card from the Company.

Employment Contracts

The Company and John Tyson entered into an employment contract effective July 29, 2003, which amended and restated a prior employment contract dated October 1, 2001. The contract provides for his active employment through February 12, 2008, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Tyson upon 30 day’s prior notice. The base salary under the contract is a minimum of $1,000,000 per annum and Mr. Tyson is eligible to receive (1) a bonus approved by the Compensation Committee and (2) certain perquisites described in the contract, including but not limited to Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, security services, and estate planning and tax services. Under the contract, Mr. Tyson was awarded (i) 1,501,994 shares of restricted Class A Common Stock which vest on February 12, 2008 and (ii) options to purchase 500,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. Subsequent annual option grants of 500,000 shares of Class A Common Stock are to be awarded on the date that option grants are awarded generally to other employees of the Company (in each case so long as the contract is still in effect). The stock option awards granted to Mr. Tyson under the contract vest forty percent (40%) on the second anniversary of the date of the award and in twenty percent (20%) increments annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years, the Company shall award Mr. Tyson performance-based shares of Class A Common Stock having an annual maximum aggregate value of $2,467,500, each award to vest based upon performance criteria established by the Compensation Committee prior to the date of the award. If Mr. Tyson dies while serving as an employee of the Company, his designee(s) shall for twenty (20) years after the date of his death receive an annual payment equal to twenty-five percent (25%) of his base salary at the time of his death. If Mr. Tyson’s employment is terminated prior to the term of the contract by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Tyson’s death or permanent disability) or by Mr. Tyson for “good reason,” then the Company must pay Mr. Tyson an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs, and any unvested restricted stock, performance shares or time-vesting option awards will become 100% vested. Additionally, the contract provides that upon Mr. Tyson’s retirement from active employment with the Company, the Company shall enter into a contract with Mr. Tyson which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for the first five (5) years an annual amount equal to 60% of the sum of Mr. Tyson’s base salary at the time of his retirement plus his average annual bonus for the three (3) years prior to retirement and for the next five (5) years an annual amount equal to 30% of the sum of Mr. Tyson’s base salary at the time of his retirement plus his average annual bonus for the three (3) years prior to retirement. The contract provides for a one-year non-compete obligation from Mr. Tyson following the termination of employment with the Company or while he is furnishing advisory services to the Company described above.

The Company and Richard L. Bond entered into an employment contract effective July 29, 2003, which amended and restated a prior employment contract dated September 28, 2001. The contract provides for his active employment through February 12, 2008, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Bond upon 30 days prior notice. The base salary under the contract is a minimum of $970,000 per annum and Mr. Bond is eligible to receive (1) a bonus approved by the Compensation Committee and (2) certain perquisites described in the contract, including but not limited to Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, and estate planning and tax services. Under the contract, Mr. Bond was awarded (i) 821,117 shares of restricted Class A Common Stock which vest on February 12, 2008 and (ii) options to purchase 280,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. Subsequent annual option grants of 280,000 shares of Class A Common Stock are to be awarded on the date that option grants are awarded generally to other employees of the Company (in each case so long as the contract is still in effect). The stock option awards granted to Mr. Bond under the contract vest forty percent (40%) on the second anniversary of the date of the award and in twenty percent (20%) increments annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years, the Company shall award Mr. Bond performance-based shares of Class A Common Stock having an annual maximum aggregate value of $1,237,500, each award to vest based upon performance criteria established by the Compensation Committee prior to the date of the award. If Mr. Bond’s employment is terminated prior to the term of the contract by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Bond’s death or permanent disability) or by Mr. Bond for “good reason,” then the Company must pay Mr. Bond an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs, and any unvested restricted stock, performance shares or time-vesting option awards will become 100% vested. Additionally, the contract provides that upon Mr. Bond’s retirement from active employment with the Company, the Company shall enter into a contract with Mr. Bond which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for the first five (5) years an annual amount equal to 60% of Mr. Bond’s base salary at the time of his retirement, and for the next five (5) years an annual amount equal to 30% of Mr. Bond’s base salary at the time of his retirement. The contract provides for a one-year non-compete obligation from Mr. Bond following the termination of employment with the Company or while he is furnishing advisory services to the Company described above. On December 19, 2006, the Company entered into an amendment to Mr. Bond’s employment contract to reflect his appointment as President and Chief Executive Officer. The amendment provides for the following: (i) extended the term through December 31, 2009, (ii) increased the minimum base salary to $1,220,000 effective January 1, 2007, (iii) an award of 375,000 shares of restricted Class A Common Stock which vests on October 4, 2010, (iv) increased the number of options to be awarded annually from 280,000 to 500,000, and (v) acknowledges a one-time award of performance-based options to purchase 500,000 shares of Class A Common Stock that will vest on December 31, 2009 if the Company’s earnings per share, based on adjusted operating earnings, are at least $1.34 for the 2009 fiscal year.

The Company and Greg W. Lee entered into an employment contract effective July 29, 2003, which amended and restated a prior employment contract dated October 1, 2001. The contract provides for his active employment through February 12, 2008, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Lee upon 30 days prior notice. The base salary under the contract is a minimum of $700,000 per annum and Mr. Lee is eligible to receive (1) a bonus approved by the Compensation Committee and (2) certain perquisites described in the contract, including but not limited to Company-paid automobile expenses, payment of club dues, personal use of Company aircraft,

telecommunication services, personal use of certain Company-owned properties, and estate planning and tax services. Under the contract, Mr. Lee was awarded (i) 465,638 shares of restricted Class A Common Stock which vest on February 12, 2008 and (ii) options to purchase 160,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. Subsequent annual option grants of 160,000 shares of Class A Common Stock are to be awarded on the date that option grants are awarded generally to other employees of the Company (in each case so long as the contract is still in effect). The stock option awards granted to Mr. Lee under the contract vest forty percent (40%) on the second anniversary of the date of the award and in twenty percent (20%) increments annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years, the Company shall award Mr. Lee performance-based shares of Class A Common Stock having an annual maximum aggregate value of $712,500, each award to vest based upon performance criteria established by the Compensation Committee prior to the date of the award. If Mr. Lee’s employment is terminated prior to the term of the contract by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Lee’s death or permanent disability) or by Mr. Lee for “good reason,” then the Company must pay Mr. Lee an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs, and any unvested restricted stock, performance shares or time-vesting option awards will become 100% vested. Additionally, the contract provides that upon Mr. Lee’s retirement from active employment with the Company, the Company shall enter into a contract with Mr. Lee which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for the first five (5) years an annual amount equal to 60% of Mr. Lee’s base salary at the time of his retirement and for the next five (5) years an annual amount equal to 30% of Mr. Lee’s base salary at the time of his retirement. The contract provides for a one-year non-compete obligation from Mr. Lee following the termination of employment with the Company or while he is furnishing advisory services to the Company described above.

In addition to the employment contracts described above, the Company has employment contracts with all of its executive officers, including William W. Lovette and James V. Lochner, the Company’s Senior Group Vice President, Poultry and Prepared Foods, and Senior Group Vice President, Fresh Meats and Margin Optimization, respectively. Each contract has a term of five years and provides for a one year non-compete obligation from the employee following the termination of employment with the Company. The contracts provide for, among other things, a minimum base salary and participation in Company employee benefit plans including, specifically, stock options and restricted stock as an incentive to an employee’s long term commitment to the Company. The contracts for Mr. Lovette and Mr. Lochner were executed on October 3, 2005 and provide for (a) annual grants of 50,000 options, (b) an award of performance shares having a maximum aggregate value of $450,000 on the first business day of each of the Company’s 2006, 2007 and 2008 fiscal years, (c) an award of 6,869.8061 shares of restricted Class A Common Stock that will vest on October 4, 2009, and (d) an award of 11,191.1357 shares of restricted Class A Common Stock that will vest on October 3, 2010. The minimum base salary under the contracts for Mr. Lovette and Mr. Lochner is $550,000 and $515,000, respectively, which is subject to increase by the Company each year. While the contracts terminate by their terms after five years, (i) the employee has the right to terminate it, subject to the non-compete obligation, upon ninety days notice and (ii) the Company has the right to terminate the contract at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in the contract and subject to provisions relating to the early vesting of equity-based compensation upon such termination.

The Company’s employment contracts with its executive officers provide for the acceleration of vesting of the equity based compensation awards held by such executive officers upon the occurrence of a change of control of the Company (as such term is defined in the Stock Incentive Plan). However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change of control does not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent of the combined voting power of the Company or any successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity in which one or more individuals or estates described in the preceding clauses (a) and (b) possess over fifty percent of the combined voting power or beneficial interests of such entity. If such a change of control occurs, any stock option, restricted stock or performance shares that have been previously granted to the executive officer will vest (to the extent not already vested) sixty days after the occurrence of the change of control or upon any earlier date after such change of control if the executive officer is terminated other than for egregious circumstances.

Advisory Contracts

The Company and Don Tyson, former Senior Chairman of the Board, entered into a contract on July 30, 2004 which provides that Mr. Tyson will furnish up to 20 hours per month of advisory services to the Company for a term expiring on October 19, 2011. In consideration for his advisory services, Mr. Tyson will receive $1,200,000 for each year during the term of the contract. Mr. Tyson is also entitled to health insurance and is eligible to participate in any benefit plan or arrangement, including reimbursement of business related expenses, in each case solely to the extent such benefits are generally made available to employees of the Company. Under the terms of the contract, Mr. Tyson will also receive non-cash compensation which includes: (i) personal use of Company aircraft for himself and/or his designated passengers for up to 150 hours per year, so long as such use does not conflict with Company business and is approved in advance by Company senior management, (ii) reimbursement for costs incurred relating to tax and estate planning advice or services from an entity recommended by the Company, (iii) personal use of Company-owned skyboxes and vacation homes at pre-established daily rates to be paid by Mr. Tyson to the Company as reimbursement for such usage, and (iv) up to 1,500 hours per year of security services (which the Company estimates will cost $40 per hour). Mr. Tyson will be reimbursed for any and all tax liability imposed on him in connection with the provision of the non-cash compensation set forth above. In fiscal 2006, non-cash compensation for Mr. Tyson included $247,182 attributable to personal use of Company aircraft, $141,633 attributable to tax and estate planning advice or services, $105,000 attributable to a split dollar insurance policy, $45,000 attributable to Company matching contributions to the Company’s Employee Stock Purchase Plan, and $126,850 for taxes paid on his behalf by the Company. Personal use of Company aircraft was based on the aggregate incremental cost to the Company for fuel, maintenance, landing fees, other associated travel costs and charter fees. As additional consideration for the benefits he will receive under the contract, Mr. Tyson is bound to confidentiality restrictions regarding Company information. In the event of Mr. Tyson’s death, the cash consideration described above will continue to be paid for the remaining term of the contract to the surviving of Mr. Tyson’s three children. The contract will terminate if Mr. Tyson accepts employment with any competitor of the Company.

The Company and Leland E. Tollett, who retired as Chairman and Chief Executive Officer in 1998, entered into a contract which provides that he will furnish advisory services to the Company for a period of up to ten years. In consideration for his advisory services, which began January 1, 1999, Mr. Tollett received $310,000 per year for the first five years and effective January 1, 2004 began receiving $125,000 per year. Effective February 4, 2005, the Company and Mr. Tollett amended his contract to provide that his compensation thereunder increase from $125,000 to $310,000 per year for the remaining term thereof (until December 31, 2008) so long as Mr. Tollett continues serving on the Company’s Board. The contract also provides for continued vesting of outstanding stock options and continuation of health benefits. In the event of Mr. Tollett’s death: (i) the above described annual compensation and health benefits will be paid for the remaining term of the contract to his surviving spouse until her death at which time all benefits shall cease and (ii) all unexercised stock options issued to Mr. Tollett will be purchased by the Company based upon the value of such options on the business day immediately succeeding his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

The Company and Barbara A. Tyson, who retired as a Vice President effective October 1, 2002, entered into an agreement which provides that she will continue to furnish advisory services to the Company for a period of up to ten years following the date of her retirement from employment. In consideration for her advisory services, beginning October 1, 2002, Ms. Tyson will receive annual compensation of $7,200. The contract also provides for continuation of health benefits. In the event of Ms. Tyson’s death, the above described benefits will cease. No benefits will be payable under the contract in the event she accepts employment with any competitor of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee consists of directors Jo Ann R. Smith, Chairperson, Lloyd V. Hackley and Albert C. Zapanta. All Compensation Committee members satisfy the NYSE definition of independence. The Compensation Committee oversees the administration of the Company’s employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board, except for decisions relating to certain of the Company’s compensation plans which require approval and administration solely by a committee comprised of “outside/disinterested directors,” including administering awards under the Company’s performance-based compensation plans as required by Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

The following is a report submitted by the above-listed present committee members in their capacity as the Compensation Committee of the Board, addressing the Company’s compensation policy as it related to executive officers for fiscal 2006.

Compensation Policy

The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay, the Company’s financial performance and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company’s executive compensation policies during fiscal 2006 integrated annual base compensation with (i) bonus eligibility based upon a targeted earnings before interest and taxes adjusted for extraordinary items (“Adjusted EBIT”), (ii) equity-based compensation, (iii) deferred compensation, (iv) financial and welfare benefit plans and (v) certain defined perquisites.

Under the targeted Adjusted EBIT approach, performance is measured in large part on achievement of a common corporate goal, while still recognizing division and individual performance. Accordingly, in years in which targeted Adjusted EBIT is achieved or exceeded, executive compensation is higher than in years in which targeted Adjusted EBIT is not achieved. Annual cash compensation, together with the payment of equity-based and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers and management are eligible for participation in deferred compensation plans.

In 1993, Congress enacted Section 162(m) which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is “performance-based.” To comply with and minimize the effect of Section 162(m), effective fiscal 1995, the Company (with the approval of the shareholders of the Company) adopted the Senior Executive Performance Bonus Plan and effective fiscal 2005, the Company discontinued the Senior Executive Performance Bonus Plan and (with the approval of shareholders) adopted the Annual Incentive Compensation Plan for Senior Executive Officers. Notwithstanding the Senior Executive Performance Bonus Plan and the Annual Incentive Compensation Plan for Senior Executive Officers, $1,458,080, $838,259 and $646,760 of John Tyson’s compensation during the 2004, 2005 and 2006 fiscal years, respectively, $1,027,943, $3,106,441 and $516,444 of Richard L. Bond’s compensation during the 2004, 2005 and 2006 fiscal years, respectively, and $240,960 and $61,987 of Greg W. Lee’s compensation during the 2004 and 2005 fiscal years, respectively, are not expected to qualify for deduction.

Fiscal 2006 Compensation

For fiscal 2006, the Company’s executive compensation program consisted of (i) base salary, adjusted from the prior year, (ii) matching contributions to deferred compensation plans and the Company’s Employee Stock Purchase Plan which are fixed as a percentage of employee participant contributions, (iii) grants of restricted stock and performance stock under the Stock Incentive Plan, (iv) the Supplemental Executive Retirement and Life Insurance Premium Plan which is a non-qualified deferred compensation plan providing life insurance protection during employment, and a subsequent retirement benefit and (v) certain specific perquisites described in executives’ employment contracts. No cash bonuses were paid for fiscal 2006.

Base Salary

Executives’ base salaries are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Benchmark surveys are performed by independent compensation consultants to aid in this comparison. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility.

The Company enters into employment contracts with its officers, including executive officers. In addition to standard provisions regarding non-competition, confidentiality and benefits, these contracts provide for a minimum base salary for each executive officer that was determined after consulting independent salary surveys as well as participation in Company employee benefit plans, including specifically stock options and restricted stock (and in some cases, performance shares), as an incentive to an employee’s long-term commitment to the Company. As reflected in the “Summary Compensation” table, Mr. Bond’s base salary was $1,140,000 in 2006. A complete description of these contracts is provided under “Employment Contracts.”

2006 Cash Bonuses

The Company’s bonus plan was instituted in fiscal 2002. All Team Members work towards the achievement of a common corporate goal. No bonuses are paid unless the Company achieves a threshold Adjusted EBIT amount.

In fiscal 2002, a targeted percentage of base salary of executive officers determined the bonus an executive officer was eligible to receive if the Company achieved 100% of a targeted Adjusted EBIT amount, which was based upon a targeted return on invested capital. A bonus pool was created based upon the amount by which actual Adjusted EBIT exceeded the threshold Adjusted EBIT amount. Since the threshold Adjusted EBIT amount was not achieved in fiscal 2006, there was no bonus eligibility for and no bonuses were paid to executive officers under the Company’s cash bonus plan.

Equity-Based Compensation

The Compensation Committee approves long-term compensation in the form of equity-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options, restricted stock and other equity-based compensation are an effective incentive for executives and managers to create value for shareholders since the value of such compensation has a strong correlation to appreciation in the Company’s stock price. The determination of whether to grant stock options, restricted stock or other equity-based compensation, whether on an aggregate or individual basis, has been delegated to and is in the discretion of the Compensation Committee. In making such determination, the Compensation Committee reviewed the Company’s performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of grants in prior years, individual performance and potential contribution to the Company. Based upon these factors and the recommendation of the Chairman and the President and Chief Executive Officer, the Compensation Committee awarded or approved for award to certain executive officers and managers during fiscal 2006 (i) 419,252 performance shares, (ii) 1,005,249 shares of restricted stock and (iii) 3,695,728 stock options, all of such awards being under the Stock Incentive Plan. The Compensation Committee also authorized the awarding of 273,929 performance shares, to be effective October 2, 2006. As reflected in the “Summary Compensation” table, Mr. Bond received 68,559 performance shares and 280,000 stock options in 2006. Options, when awarded, vest in annual increments beginning on the second anniversary of the date of the award and the shares of restricted stock typically vest on the fifth anniversary of the grant date. The performance stock typically vests three years from the date of grant if performance measures—a comparison of (1) actual Company Return on Invested Capital (ROIC) against pre-established ROIC goals and (2) the Company’s stock price performance against a group of peer companies which consists of the S&P 500 Packaged Foods and Meat Index with the addition of Smithfield Foods, Inc., Pilgrim’s Pride Corporation and Hormel Foods Corp.—are met. On September 29, 2003, a maximum total of 315,624 performance shares were approved for award to Messrs. Tyson, Bond and Lee subject to the satisfaction of performance criteria as of the measurement date, September 30, 2006; however, none of the performance criteria was satisfied and no performance shares vested.

Annual Incentive Compensation Plan for Senior Executive Officers

Effective fiscal 2005, the Company (with the approval of the shareholders of the Company) adopted the Annual Incentive Compensation Plan for Senior Executive Officers as part of the Company’s efforts to comply with the provisions of Section 162(m). Pursuant to this plan, the Compensation Committee established performance measures pursuant to which eligibility for an annual incentive bonus could be determined and designated participants in the plan. For fiscal 2006, the Compensation Committee determined that eligible participants in the plan were Messrs. Tyson, Bond and Lee. Eligibility for individual annual incentive bonuses was to be determined by (1) taking the amount by which Adjusted EBIT exceeded $570,000,000 up to $1,036,000,000 multiplied by the percentage set forth in column (a) below by each participant’s name and (2) adding to that product, if applicable, the amount by which Adjusted EBIT exceeded $1,036,000,000 multiplied by the percentage set forth in column (b) below by each participant’s name:

Participant	Column (a)	Column (b)
John Tyson	1.60%	0.75%
Richard L. Bond	0.75%	0.30%
Greg W. Lee	0.40%	0.125%

In no event shall any participant be eligible to receive an annual incentive bonus payment in excess of $10,000,000. After the end of fiscal 2006, the Compensation Committee determined that Adjusted EBIT for fiscal 2006 was $15,709,000 and pursuant to the eligibility criteria described above, Messrs. Tyson, Bond and Lee were not eligible for and did not receive a cash bonus in fiscal 2006. Further, the Compensation Committee has determined that Messrs. Tyson, Bond and Lee shall be the eligible participants in the plan for fiscal 2007. Messrs. Tyson’s and Lee’s bonus eligibility shall be determined in the same manner for each as set forth above and Mr. Bond’s bonus eligibility shall be determined in the same manner as set forth above for Mr. Tyson.

Summary

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2006 adequately reflect the Company’s compensation goals and policies.

Jo Ann R. Smith, Chairperson

Lloyd V. Hackley

Albert C. Zapanta

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are named above under the caption “Report of Compensation Committee.” No member of the Compensation Committee was an officer or employee of the Company during fiscal 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ending September 30, 2006. The Audit Committee also has discussed with the independent registered public accounting firm for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm for the Company required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as amended, and has discussed with the independent registered public accounting firm that firm’s independence from management and the Company. The Audit Committee has concluded that the provision of all non-audit services rendered by Ernst & Young LLP to the Company for the fiscal years ended September 30, 2006 and October 1, 2005 were compatible with maintaining Ernst & Young LLP’s independence. Based on the review and discussions above, the Audit Committee recommends to the Board the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for filing with the SEC.

The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (iii) review and oversee the Company’s internal audit department and (iv) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee Charter was last amended by the Board during fiscal 2006, a copy of which is attached hereto as Appendix C to this proxy statement.

Jim Kever, Chairman

Scott T. Ford

Jo Ann R. Smith

COMPANY PERFORMANCE

The following graph shows a five-year comparison of cumulative total returns for the Company’s Class A Common Stock, the S&P 500 Index and a group of peer companies described below.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

(Tyson Foods, S&P 500 Index and Peer Group)

INDEXED RETURNS ($)

Years Ending

Company Name / Index	Base Period Sept. 29 2001	Sept. 28, 2002	Sept. 27, 2003	Oct. 2, 2004	Oct. 1, 2005	Sept. 30, 2006
TYSON FOODS, INC	100	120.07	143.74	170.56	188.86	167.92
S&P 500 INDEX	100	80.70	99.01	114.36	126.45	140.09
PEER GROUP	100	96.50	104.58	123.84	132.22	141.20

The total cumulative return on investment (change in the year-end stock price plus reinvested dividends), which is based on the stock price or composite index at the end of fiscal year 2001, is presented for each of the periods for the Company, the S&P 500 Index and a group of peer companies described below.

The above graph compares the performance of the Company with that of the S&P 500 Index and a group of peer companies which consists of the following companies: Campbell Soup Company, ConAgra Foods, Inc., General Mills, Inc., H. J. Heinz Co., Hershey Foods Corp., Hormel Foods Corp., Kellogg Co., McCormick & Co., Pilgrim’s Pride Corporation, Sara Lee Corp., Smithfield Foods, Inc. and WM. Wrigley Jr. Co. with the investment weighted on market capitalization.

CERTAIN TRANSACTIONS

The following list is a summary of transactions during fiscal 2006 between the Company and its executive officers, directors, nominees, principal shareholders and other related parties involving amounts in excess of $60,000 or which the Company has chosen to voluntarily disclose. Most of the farm leases are for specialized swine farrowing and rearing facilities. These facilities are generally leased for terms not exceeding five years with renewal options in favor of the Company. The Company anticipates that it will continue certain leases under terms of the respective renewal options. All related party transactions described below have been reviewed by the Governance Committee to ensure the transactions are fair to the Company. Such review typically entails the receipt of appraisals or other information from independent third parties and any new related party transactions, will be reviewed by the Governance Committee.

1. During fiscal 2006, the Company leased certain farms from the following with aggregate lease payments as follows: (i) a partnership of which John Tyson and the Randal W. Tyson Testamentary Trust are the partners, $191,160; (ii) an entity in which the children of Don Tyson, including John Tyson, are owners, $212,738; (iii) the Tyson Children Partnership, in which the children of Don Tyson, including John Tyson, are partners, $450,000; (iv) JHT, LLC, of which Don Tyson and the Randal W. Tyson Testamentary Trust are the members and John Tyson is the manager, $27,500; and (v) the Leland E. Tollett Annuity Trust, $9,480.

2. The Company has an aircraft lease agreement with Tyson Family Aviation, LLC, of which Don Tyson, John Tyson and the Randal W. Tyson Testamentary Trust are members, with aggregate lease payments to Tyson Family Aviation, LLC during fiscal 2006 of $2,043,552.

3. A subsidiary of the Company, Cobb-Vantress, Inc., leases a breeder hen research and development farm from the Leland E. Tollett Annuity Trust and an entity in which the daughter of Leland E. Tollett is an owner, with aggregate payments of $624,077 during fiscal 2006.

4. The Company has an agreement with entities of which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services the Company’s chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $2,472,675 for fiscal 2006 pursuant to such agreement. Additionally, the Company has an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a chicken processing facility in Springdale, Arkansas, with aggregate payments by the Company of $2,153,070 for fiscal 2006 pursuant to such agreement. In the operation of each wastewater treatment plant, the entity which contracts with the Company is responsible for and pays substantially all of the operating costs of said plant.

5. During fiscal 2006, the Company leased office and warehouse space from entities in which the children of Don Tyson, including John Tyson, are partners or owners, with aggregate lease payments of $182,500.

6. The Company made reimbursements totaling $83,093 for (i) Messrs. Bond’s and Lee’s membership dues, (ii) company golf outings and (iii) business meals at The Blessings, a golf club owned by the Tyson Limited Partnership and a limited liability company owned by Don Tyson and John Tyson.

7. During fiscal 2006, the Company paid Alltel Corporation $1,337,766 for communication services. Scott T. Ford, a director of the Company, is the President and Chief Executive Officer of Alltel Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during fiscal 2006, all filing requirements applicable to directors and executive officers have been complied with in a timely manner except as follows: Don Tyson failed to timely report the conversion of 1,720,313 shares of Class B Common Stock into Class A Common Stock on June 23, 2006 and reported the sale of 1,082,332 shares on August 22, 2006 one day after the filing was due.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”) must be received by the Company on or before August 28, 2007 (120 days prior to the date this proxy statement is mailed, plus 1 year) in order to be eligible for inclusion in the Company’s proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

Additionally, the Company’s by-laws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the “Proponent”), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and the Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent’s notice to be timely received must be received not later than the close of business on the tenth day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company’s 2008 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2008 Annual Meeting will be made in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2007, which report will be filed with the SEC no later than August 9, 2007.

DIRECTOR COMMUNICATIONS

Shareholders may direct communications to individual directors, including the presiding director, to a board committee, the non-management directors as a group or to the board of directors as a whole, by addressing the communication to the named individual, to the committee, the non-management directors as a group or to the board of directors as a whole, c/o Tyson Foods, Inc., Attention: Secretary, 2210 Oaklawn Drive, Springdale, AR 72762-6999.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

ADDITIONAL INFORMATION AVAILABLE

Upon written request of any shareholder, the Company will furnish a copy of the Company’s 2006 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules thereto. The written request should be sent to the Secretary, at the Company’s executive office. The written request must state that as of December 11, 2006, the person making the request was a beneficial owner of capital stock of the Company. In addition, the 2006 Annual Report on Form 10-K, including the financial statements and schedules thereto, are available on the Company’s website at www.tysonfoodsinc.com under “Investors.”

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

R. Read Hudson

Secretary

December 26, 2006

APPENDIX A

TYSON FOODS, INC.

2000 STOCK INCENTIVE PLAN

(As Amended and Restated Effective November 19, 2004)

SECTION 1—DEFINITIONS

1.1 Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting of the Option, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) “Board of Directors” means the board of directors of the Company.

(c) “Change in Control” means any one of the following events which may occur after the date hereof:

(1) the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section, the following shall not be deemed to result in a Change in Control, (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company, in which case any such subsequent acquisition shall be deemed to be a Change in Control; or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(2) a merger, consolidation, share exchange, combination, reorganization or like transaction involving the Company in which the stockholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction;

(3) the sale or transfer (other than as security for the Company’s obligations) of more than fifty percent (50%) of the assets of the Company in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(4) the sale or transfer of more than fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company by the holders thereof in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(5) within any twelve-month period the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company shall be deemed to be an Incumbent Director; or

(6) the dissolution or liquidation of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the committee appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of at least two members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act.

(f) “Company” means Tyson Foods, Inc., a Delaware corporation.

(g) “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(h) “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Section 3.5.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j) “Fair Market Value” with regard to a date means the closing price at which Stock shall have been sold on that date or the last trading date prior to that date as reported by the New York Stock Exchange and published in The Wall Street Journal.

(k) “Incentive Stock Option” means an incentive stock option contemplated by the provisions of Code Section 422 or any successor thereto.

(l) “Nonqualified Stock Option” means an option that is not designated as, or otherwise intended to be, an Incentive Stock Option.

(m) “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(n) “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Company stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(o) “Participant” means an individual who receives a Stock Incentive hereunder.

(p) “Performance Goals” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan. Performance Goals may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, Affiliate, department or function within the Company or an Affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence. The achievement of the Performance Goals established by the Committee for any Performance Period will be determined without regard to the effect on such Performance Goals of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity. The Performance Goals established by the Committee for any Performance Period under the Plan will consist of one or more of the following:

(1) earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(2) operating cash flow and/or growth in operating cash flow in relation to target objectives;

(3) cash available in relation to target objectives;

(4) net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(5) revenue and/or growth in revenue in relation to target objectives;

(6) total shareholder return (measured as the total of the appreciation of, and dividends declared on, the Stock) in relation to target objectives;

(7) return on invested capital in relation to target objectives;

(8) return on shareholder equity in relation to target objectives;

(9) return on assets in relation to target objectives;

(10) return on common book equity in relation to target objectives;

(11) operating income in relation to target objectives;

(12) EBIT, EBITDA or EBITDAR in relation to target objectives; or

(13) Company stock price performance as compared against a peer group of companies selected by the Committee; or

(14) any combination of the foregoing.

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Performance Goals are no longer suitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Stock Incentive under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or minimum acceptable level of achievement.

(q) “Performance Period” means, with respect to a Stock Incentive, a period of time within which the Performance Goals relating to such Stock Incentive are to be measured. The Performance Period will be established by the Committee at the time the Stock Incentive is granted.

(r) “Performance Unit Award” refers to a performance unit award as described in Section 3.6.

(s) “Phantom Shares” refers to the rights described in Section 3.7.

(t) “Plan” means the Tyson Foods, Inc. 2000 Stock Incentive Plan.

(u) “Stock” means the Company’s Class A $.10 par value common stock.

(v) “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(w) “Stock Award” means a stock award described in Section 3.4.

(x) “Stock Incentive Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

(y) “Stock Incentive Program” means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(z) “Stock Incentives” means, collectively, Dividend Equivalent Rights, Options, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards.

(aa) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to incentive stock options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(bb) “Termination of Employment” means the termination of the employee-employer relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2—THE STOCK INCENTIVE PLAN

2.1 Purpose of the Plan. The Plan is intended to (a) provide incentive to officers, employees, directors, consultants and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, employees, directors, consultants and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining such key personnel.

2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 40,660,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time may the Company have outstanding under the Plan Stock Incentives shares of Stock issued in respect of Stock Incentives under the Plan in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan.

2.3 Administration of the Plan. The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, directors, consultants and service providers of the Company or its Affiliates to whom Stock Incentives will be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants.

2.4 Eligibility and Limits. Stock Incentives may be granted only to officers, employees, directors, consultants and other service providers of the Company, or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Subsidiary. In the case of

Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s).

SECTION 3—TERMS OF STOCK INCENTIVES

3.1 Terms and Conditions of All Stock Incentives.

(a) The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options, Stock Appreciation Rights and other Stock Incentives as described in the following sentence. To the extent required under Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which (1) Options, (2) Stock Appreciation Rights and (3) other Stock Incentives (to the extent they are granted with the intent that they qualify as performance-based compensation under Section 162(m) of the Code) may be granted during any calendar year to any employee may not exceed 1,000,000, subject to adjustment in accordance with Section 5.2. In applying this limitation, if an Option or Stock Appreciation Right, or any portion thereof, granted to an employee is cancelled or repriced for any reason, then the shares of Stock attributable to such cancellation or repricing either shall continue to be counted as an outstanding grant or shall be counted as a new grant of shares of Stock, as the case may be, against the affected employee’s 1,000,000 share limit for the appropriate calendar year.

(b) Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Stock Incentive. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void.

(c) The date a Stock Incentive is granted will be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive.

(d) Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

(e) Unless otherwise permitted by the Committee, Stock Incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will. Notwithstanding the foregoing, the Committee shall not permit Incentive Stock Options to be transferred or assigned beyond the limitations set forth in this Section 3.1(e).

3.2 Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option

must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Stock Incentive Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted with respect to an Incentive Stock Option. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

(b) Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option must be as specified in the applicable Stock Incentive Agreement.

(c) Payment. Payment for all shares of Stock purchased pursuant to the exercise of an Option will be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides:

(1) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(2) in a cashless exercise through a broker; or

(3) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

(d) Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

(e) Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Stock Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

3.3 Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, may not be less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

(a) Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

3.4 Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, including, without limitation, Performance Goals that must be achieved as a condition to vesting of the Stock Award and the certificate for such shares will bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

3.5 Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

(a) Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

3.6 Terms and Conditions of Performance Unit Awards. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Unit Award. The Committee may provide for an alternate base value for each unit under certain specified conditions.

(a) Payment. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

3.7 Terms and Conditions of Phantom Shares. Phantom Shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Phantom Share awards containing performance criteria may be designated as Performance Unit Awards.

(a) Payment. Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Phantom Share granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

3.8 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4—RESTRICTIONS ON STOCK

4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2 Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5—GENERAL PROVISIONS

5.1 Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding tax in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise or payment of a Stock Incentive (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

(a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

(b) Any Withholding Election made will be irrevocable except on six months advance written notice delivered to the Company; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

5.2 Changes in Capitalization; Merger; Liquidation.

(a) The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Phantom Share and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Performance Unit Award, Phantom Share and Stock Appreciation Right pertains may be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b) In the event of any merger, consolidation, extraordinary dividend (including a spin-off), reorganization or other change in the corporate structure of the Company or its Stock or tender offer for shares of Stock, the Committee, in its sole discretion, may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, extraordinary dividend (including a spin-off), reorganization, other change in corporate structure or tender offer, including, without limitation, the substitution of new awards, the termination or adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards, all as may be provided in the applicable Stock Incentive Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in the event of any such merger, consolidation, extraordinary dividend (including a spin-off), reorganization or other change in the corporate structure of the Company or its Stock or tender offer for shares of Stock. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive.

(c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan must not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3 Cash Awards. The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

5.4 Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

5.5 Right to Terminate Employment or Service Relationship. Nothing in the Plan or in any Stock Incentive Agreement confers upon any Participant the right to continue as an officer, employee, director or service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or service relationship at any time.

5.6 Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7 Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.9 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive.

5.10 Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder will be void.

5.11 Choice of Law. The laws of the State of Delaware govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company has executed this Plan on this 19th day of November, 2004.

TYSON FOODS, INC.

By:
Title:

APPENDIX B

AMENDMENT

TO THE

TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 19, 2004)

THIS AMENDMENT is made as of                     , 2007, by Tyson Foods, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Tyson Foods, Inc. 2000 Stock Incentive Plan, as amended and restated effective November 19, 2004 (the “Plan”); and

WHEREAS, the Company wishes to amend the Plan to provide additional shares for issuance under the Plan.

NOW, THEREFORE, the Company does hereby amend the Plan, effective as of                     , 2007 by deleting Section 2.2 in its entirety and by substituting therefore the following:

“2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 60,660,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time may the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives under the Plan in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan.”

Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the day and year first above written.

TYSON FOODS, INC.

By:
Title:
Attest:
By:
Title: Secretary

[CORPORATE SEAL]

B-1

APPENDIX C

CHARTER

of the

AUDIT COMMITTEE

of the

BOARD of DIRECTORS of TYSON FOODS, INC.

I.	PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors of Tyson Foods, Inc. (the “Company”) in fulfilling its oversight responsibilities by reviewing and appraising (a) the financial reports and other financial information provided by the Company to shareholders, potential shareholders, and the investment community; (b) reports resulting from the performance of audits by the independent registered public accounting firm and the internal auditor concerning the Company’s systems of internal controls regarding finance and accounting that management and the Board of Directors have established; (c) the integrity of the Company’s financial statements; (d) the Company’s compliance with legal and regulatory requirements; (e) the independent registered public accounting firm’s qualifications and independence; (f) the performance of the Company’s internal audit function and independent registered public accounting firm; and (g) the Company’s auditing, accounting and financial reporting processes in general.

Consistent with its function, the Committee shall encourage continuous improvement of, and foster adherence to, the Company’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting, auditing and accounting processes and the systems of internal controls regarding finance and accounting compliance;

•	Be directly responsible for the appointment, compensation, oversight and, where appropriate, replacement of the Company’s independent registered public accountant firm;

•	Review and appraise the audit efforts of the Company’s internal audit department; and

•	Provide an open avenue of communication among the independent registered public accountants, financial and senior management, the internal auditor, and the Board of Directors.

In fulfilling its responsibilities, the Committee shall have direct access to the independent registered public accountants as well as anyone within the Company, and the independent registered public accountants shall report directly to the Committee. The Committee shall have the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary or appropriate in the performance of its duties. The Committee will primarily fulfill its responsibilities by carrying out the activities outlined in Section IV of this Charter.

II.	COMPOSITION

Members of the Committee shall meet the independence, financial literacy and expertise, and other qualification requirements of the federal securities laws and the applicable regulations of the Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”) and the Public Company Accounting Oversight Board. The Committee shall be comprised of three or more independent directors as determined by the Board of Directors. The Board of Directors shall determine in its business judgment the adequacy of the qualifications of each member of the Committee.

III.	MEETINGS

The Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall provide sufficient opportunity for the internal auditors and independent registered public accountants to meet with the Committee without members of management present. At least quarterly, the Committee shall meet separately with the independent registered public accountants, with the internal auditor and with management.

IV.	RESPONSIBILITIES

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to effectively react to changing conditions. The Committee shall take all appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior. To fulfill its responsibilities, the Committee shall obtain the approval of the Board of Directors for the adoption of this Charter and review and reassess this Charter on an annual basis. The Committee shall also annually review its own performance. More specifically, the Committee shall:

Financial Statement and Disclosure Matters

1.	Review the Company’s annual audited financial statements contained in the annual report to shareholders with financial management and the independent registered public accountants prior to the filing of the Company’s Annual Report on Form 10-K to determine the independent registered public accounting firm does not take exception to the disclosure and content of the financial statements and that the independent registered public accountants believe such financial statements reflect all material correcting adjustments that have been identified by the independent registered public accountants in accordance with generally accepted accounting principles and the rules and regulations of the SEC. Also, any other matters required to be communicated to the Committee by the independent registered public accountants pursuant to Statement on Auditing Standards (“SAS”) No. 61, Communication With Audit Committees, as amended shall be discussed, including significant adjustments, management judgments and accounting estimates, adoption of significant new accounting policies, the summary of deficiencies (including significant deficiencies and material weaknesses) provided by the independent registered public accountants and the Company’s response thereto, and any difficulties or problems encountered in the course of the audit work or disagreements with management and management’s response.

2.	Review the Company’s quarterly financial statements with financial management and the independent registered public accountants prior to the filing of the Company’s Quarterly Report on Form 10-Q to determine that the independent registered public accounting firm does not take exception to the disclosure and content of the financial statements and that the independent registered public accountants believe such financial statements reflect all material correcting adjustments that have been identified by the independent registered public accountants in accordance with generally accepted accounting principles and the rules and regulations of the SEC. Also, review with financial management and the independent registered public accountants the results of their timely analysis of significant financial reporting issues and practices, and discuss any other matters required to be communicated to the Committee by the independent registered public accountants pursuant to SAS No. 61, as amended.

3.	Confirm with management of the Company and the independent registered public accounting firm that:

a.	Each annual and quarterly financial report required to be filed with the SEC discloses all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

b.	Any pro forma financial information contained in any periodic or other report filed with the SEC pursuant to the securities laws, or in any public disclosure or press or other release, is presented in a manner that complies with applicable requirements of law and the rules and regulations of the SEC.

4.	Discuss with management and the independent registered public accountants (a) the Company’s disclosures in its periodic reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and (b) significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and disclosure controls and procedures, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative accounting treatments on the Company’s financial statements.

5.	Review with financial management and the independent registered public accountants their judgments about (a) the quality, not just acceptability, of the Company’s accounting principles; (b) the consistency of application of the Company’s accounting policies; and (c) the clarity and completeness of the financial statements and related disclosures.

6.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

7.	Discuss with management and the independent registered public accountants the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

8.	Inquire of management, the internal auditor, and the independent registered public accountants about significant financial risks or exposures to the Company and assess the steps management has taken to mitigate such risks or exposures.

The Independent Registered Public Accountants

9.	Meet with the independent registered public accountants of the Company to review and approve in advance for the current year the engagement of the independent registered public accountants to audit the annual financial statements of the Company and its divisions and subsidiaries, including timely quarterly reviews. The Committee may meet with management of the Company and solicit its views as to the engagement of the independent registered public accounting firm, but the Committee shall retain the ultimate authority and responsibility for such engagement. In addition, the Committee shall review procedures to be utilized by the independent registered public accountants (including planning and staffing of the audit), the amount of the independent registered public accountant’s compensation, and at the conclusion of such engagement, any comments or recommendations of the independent registered public accountants. The engagement of the independent registered public accounting firm shall comply with all applicable requirements of law, including the following:

a.	The Committee shall approve in advance all audit services to be performed by the independent registered public accounting firm.

b.	With respect to non-audit services, the independent registered public accountants shall not perform any such services that are prohibited by the Sarbanes-Oxley Act of 2002 or any rule or regulation promulgated thereunder.

c.	The Committee shall approve in advance as required by law any non-audit services that may be performed by the independent registered public accountants and verify such non-audit services are disclosed in the Company’s periodic reports. The Committee may delegate to one or more of its designated members, the authority to grant pre-approvals of non-audit services. The decisions of any designee to pre-approve a non-audit service shall be presented to the full Committee at each of its scheduled meetings.

d.	Each of the lead (or coordinating) audit partner (having primary responsibility for the audit) and the audit partner responsible for reviewing the audit shall have not performed audit services for the Company in each of the 5 previous fiscal years of the Company.

10.	Maintain a clear understanding with the independent registered public accounting firm it is ultimately accountable to the Committee as representatives of the shareholders, and the Committee has the ultimate authority and is directly responsible for the appointment, compensation, oversight, and where appropriate, replacement of the independent registered public accounting firm.

11.	Establish procedures for:

a.	the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

b.	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

12.	On an annual basis, review with the independent registered public accountants (a) the independent registered public accounting firm’s internal quality-control procedures, and (b) all relationships between the independent registered public accounting firm and the Company. Also, obtain and review reports from the independent registered public accounting firm describing any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. Taking into account the opinions of management and the internal auditor, evaluate the qualifications, performance and independence of the independent registered public accounting firm, including the nature and scope of any disclosed relationships or professional non-audit services provided to the Company by the independent registered public accountants. The Committee shall take, or recommend the Board of Directors take, appropriate action to ensure high-quality level audits by, and the continuing independence of, the independent registered public accounting firm.

13.	In connection with each periodic report of the Company, review a report from senior management containing an evaluation of the effectiveness of the Company’s disclosure controls and procedures, which shall include the report of the Chief Executive Officer and Chief Financial Officer to be included in each Quarterly Report on Form 10-Q regarding the Company’s disclosure controls and procedures, and the report of management to be included in each Annual Report on Form 10-K regarding the effectiveness of the Company’s internal control structure and procedures for financial reporting.

14.	Recommend to the Board of Directors policies for the Company’s hiring of employees or former employees of the independent registered public accounting firm who are or were engaged on the Company’s account.

The Internal Auditor

15.	Review and concur with management’s appointment, termination, or replacement of the internal auditor.

16.	Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plan for the coming year (including responsibilities, budget and staffing), and the coordination of such plan with the independent registered public accounting firm.

17.	Receive prior to each meeting a summary of significant findings from completed internal audits and the status of implementation of related recommendations.

18.	Receive a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Committee Reporting

19.	Report regularly to the Board of Directors.

20.	Review, approve, and include a report in the proxy statement for the Company’s annual meeting of shareholders disclosing whether the Committee has (1) reviewed and discussed the audited financial statements with management and the independent registered public accountants; (2) discussed with the independent registered public accountants the matters required to be discussed by SAS No. 61, as amended; and (3) received from the independent registered public accountants disclosures regarding its independence required by Independence Standards Board (“ISB”) Standard No. 1, Independence Discussions With Audit Committees, and discussed with the independent registered public accountants their independence. In addition, the report shall include a statement whether, based on the review and discussions conducted pursuant to the previous sentence, the Committee recommended to the Board of Directors the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

21.	Include a copy of this Charter in the proxy statement for the Company’s annual meeting of shareholders at least triennially or the year after any significant amendment to the Charter.

22.	Submit the minutes of all meetings of the Committee to the Board of Directors.

Other Compliance

23.	The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the board of directors, for payment of compensation (a) to the independent registered public accounting firm and (b) to any advisers employed by the Committee.

24.	Obtain from the independent registered public accounting firm assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

25.	Discuss with management and the independent registered public accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

26.	Review with the Company’s legal department any matter that could have a significant impact on the Company’s financial statements.

27.	Perform any other activities consistent with this Charter and the Company’s By- Laws as the Committee or the Board of Directors deem necessary or appropriate.

V.	LIMITATIONS OF COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, it is not the Committee’s duty to audit the Company’s financial statements or to determine that the Company’s financial statements are complete and accurate or in accordance with GAAP. These are the responsibilities of management and the independent registered public accounting firm.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

The Board recommends a vote FOR Items 1, 2 and 3.

1. To elect ten members to the Board of Directors. Nominees:

	For	Withhold		For	Withhold		For	Withhold
01 - Don Tyson	☐	☐	05 - Lloyd V. Hackley	☐	☐	09 - Barbara A. Tyson	☐	☐

	For	Withhold		For	Withhold		For	Withhold
02 - John Tyson	☐	☐	06 - Jim Kever	☐	☐	10 - Albert C. Zapanta	☐	☐

	For	Withhold		For	Withhold
03 - Richard L. Bond	☐	☐	07 - Jo Ann R. Smith	☐	☐

	For	Withhold		For	Withhold
04 - Scott T. Ford	☐	☐	08 - Leland E. Tollett	☐	☐

2. To approve an amendment to the Tyson Foods, Inc. 2000 Stock Incentive Plan, which would increase the number of shares of Class A Common Stock authorized for issuance thereunder by 20,000,000 shares to a total of 60,660,000.	For ☐	Against ☐	Abstain ☐	Mark this box with an X if you have made comments below	☐

3. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending September 29, 2007.	For ☐	Against ☐	Abstain ☐

The Board recommends a vote AGAINST Item 4.
	For	Against	Abstain
4. To consider and act upon a shareholder proposal.	☐	☐	☐

5. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign, date and return this proxy as soon as possible. (The signature(s) should be exactly as the name appears hereon. If stock is in the name of (i) two or more persons, each should sign; (ii) a corporation, the president or other authorized officer should sign; (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Tyson Foods, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 2, 2007

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and Leland E. Tollett, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Holiday Inn, Northwest Arkansas Convention Center, 1500 South 48th St, Springdale, Arkansas, on February 2, 2007, at 10:00 a.m. Central time, and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side:

IMPORTANT — PLEASE SIGN AND DATE ON BACK OF CARD.

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;

NO POSTAGE NECESSARY.

(Continued and to be dated and signed on reverse side.)

Following the disappointing financial results of fiscal 2006, Tyson Foods will not hold its traditional shareholders meeting and celebration. This year’s meeting will consist of a business meeting and a brief report from the CEO. The event will last approximately 30 minutes and will not include a reception buffet.

The shareholders meeting will be webcast live at 10:00 a.m. CST, Friday, February 2, 2007, and a replay will be available at http://ir.tyson.com. To attend in person at the Holiday Inn Northwest Arkansas Convention Center in Springdale, Arkansas, please contact Tyson Foods Investor Relations for tickets via email at ir@tyson.com or by telephone at 479-290-2973. A ticket is required for entry to the event.

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on February 2, 2007.

THANK YOU FOR VOTING